Exhibit 15.2

global sources

Annual Report 2016

www.globalsources.com

FINANCIAL HIGHLIGHTS

(In U.S. Dollars Thousands, Except	Year ended		Year ended
Number of Shares and Per Share Data)	December 31,		December 31,

CONSOLIDATED STATEMENT OF OPERATIONS	2016		2015		% Change
Revenue	$157,667		$171,025		(8)
Sales costs	44,767		50,231		11
Event production	25,084		24,533		(2)
Community and content	17,163		20,535		16
General and administrative	43,019		43,697		2
Information and technology	11,315		13,348		15
Profit on sale of property	-		9,791		(100)
Profit from operations	16,319		28,472		(43)
Interest income	558		792		(30)
Gain on sale of available-for-sale securities	93		188		(51)
Profit on sale of long term investment	43		-		100
Interest expenses	23		83		72
Income tax credit / (expense)	1,328		-4,609		129
Net profit from continuing operations	18,318		24,760		(26)
Net loss / (profit) attributable to non-controlling interests from continuing operations	51		-765		107
Net profit attributable to the Company's shareholders from continuing operations	18,369		23,995		(23)
Net profit attributable to the Company's shareholders from discontinued operations	-		5,893		(100)
Net profit attributable to the Company's shareholders	$18,369		$29,888		(39)
Diluted net profit per share attributable to the Company's shareholders from:
Continuing operations	$0.73		$0.83		(12)
Discontinued operations	0.00		0.20		(100)
Total	$0.73		$1.03		(29)
Shares used in diluted net profit per share calculations	25,305,261		28,820,976		(12)

BALANCE SHEET HIGHLIGHTS

Cash and cash equivalents	$88,749		$70,356		26
Term deposits with banks	9,919		9,097		9
Financial assets, available-for-sale	11,491		-		100
Current assets	129,942		105,548		23
Property and equipment	71,604		59,064		21
Investment properties	47,955		69,726		(31)
Total assets	271,452		262,087		4
Current liabilities	98,982		100,821		2
Total liabilities	105,475		108,520		3
Total Company shareholders’ equity	161,921		147,818		10

CASH FLOWS HIGHLIGHTS

Net cash generated from operating activities	$34,409		$15,964		116
Capital expenditures	435		1,421		69

OTHER INFORMATION

Stock price	$8.85	(1)	$7.80	(1)	13

(1) Stock price is based on last trading day of the year.

Fellow Shareholders,

Throughout 2016, we continued to focus on our core business of connecting buyers worldwide with suppliers in China and Asia. We steadily strengthened the integration of our online and trade show services and sold a greater proportion of contracts that combine trade show and online services. We also grew our trade show business, carefully managed costs and continued to enhance our products, services and operations. In addition, we maintained a very healthy balance sheet, improved our cash position and continued to have no debt.

With 45 years of experience in the industry, we have managed our business through a wide variety of competitive challenges, political upheavals and economic cycles. We expect continued macroeconomic uncertainty in 2017 with the establishment of a new political landscape following elections in the United States and throughout Europe. As we have in the past, we expect to meet the challenges that 2017 brings by maintaining our focus on helping our customers be more successful.

Financial Highlights for 2016

We achieved the following 2016 results compared to 2015, reported in accordance with the International Financial Reporting Standards (IFRS):

•	Revenue from continuing operations was $157.7 million, as compared to $171.0 million;
-	Exhibitions revenue was $92.4 million, up 1%;
-	Online and other media services revenue was $58.3 million, down 17%; and
-	China grew to represent 89% of total revenue, up from 88%.

•	Net profit from continuing operations was $18.4 million, or $0.73 per diluted share, as compared to $24.0 million, or $0.83 per diluted share.

•	Cash and securities as of December 31st, 2016 totaled $110.2 million.

Letter to shareholders 1

Key Industry Trends

The foundation of our business is that buyers worldwide rely heavily on suppliers in China and Asia, and they source from online marketplaces and trade shows. In addition to macroeconomic issues, there are three primary industry trends that are shaping our future.

E-commerce is having a major impact on distribution channels. Online and Amazon sellers are growing their market share, disrupting long established distribution channels and becoming a larger segment of our buyer community. Although they have a wide variety of business models, many of these emerging sellers are young, small, entrepreneurial and new to importing. Meanwhile, traditional import manufacturers, wholesalers, distributors and retailers are increasingly involved with selling online through B2C marketplaces, their own websites and other channels. In Asia – and from the supply market perspective – traders, middlemen and traditional original equipment manufacturers are developing ways to sell overseas through new channels including B2C platforms such as Amazon, eBay and Jet.com.

“Trust” is another key issue. Fake and counterfeit products are ongoing risks for buyers. Beyond the obvious incidents of fraud, many buyers are worried about consistency in product quality. How can they trust the accuracy of product information and the validity of factory certifications? How are buyers – including many who are never able to visit their suppliers – supposed to identify reliable suppliers? How can they identify companies that are manufacturers as opposed to traders or middlemen?

Lastly, there are more than a million “exporters” online, and many millions of products. The sheer quantity is overwhelming, making product discovery a huge challenge. How can a buyer expect to effectively and efficiently identify truly new, important and/or innovative products?

Three trends are shaping Global Sources’ future: e-commerce is disrupting traditional distribution channels; trust is a challenge online and buyers have risks related to counterfeit and fake products; and the sheer volume of products online makes it very hard for buyers to identify new, important and innovative products.

Business Strategy

We are focused on our core business of connecting buyers worldwide with suppliers in mainland China and Asia. Our primary strategy to achieve this is through an increasingly integrated online marketplace and trade show offering.

2 Letter to shareholders

We also serve our market with magazines and apps.

Trade shows are our largest business sector and revenue continues to grow. Online and other media services revenue has been declining, however we are encouraged by a slower rate of decline and by the fact that more clients are investing in marketing programs that consist of some combination of online and trade show services.

Trade shows remain vital in our industry. They directly help buyers manage the “trust” and “product discovery” challenges in the industry. “Trust” is substantially enabled by the at-show, face-to-face experience. Also, trade shows offer unequalled opportunities to keep aware of new, important or innovative products. The moment each show opens, and before they put their products online, suppliers unveil their newest and latest products.

This buyer marketing image for the Global Sources Electronics show communicates how trade shows offer unequalled opportunities to keep aware of new, important or innovative products. The moment each show opens, and before they put their products online, suppliers unveil their newest and latest products.

While our largest business is within the electronics industry, we also have significant initiatives to grow our business within the gifts, home products, hardware, and fashion product sectors. In addition, we continue to seek acquisitions, joint ventures and alliances, with a focus on complementary businesses, technologies and/or products.

Supplier value is driven by us giving them access to a community of buyers that is highly qualified, influential and substantially exclusive – including Verified Buyers who have all been qualified face-to-face at our trade shows. Buyers who attended our fall 2016 shows represented very large importers and brands including – to name just a few – Intel, Li & Fung, Samsung, Staples, Amazon, Haier, Tesco, Carrefour, and Burberry.

Product development initiatives

Virtually all our product development initiatives involve some combination of trade show and online marketplace content and functionality.

Letter to shareholders 3

As a leading provider of integrated online and face-to-face sourcing solutions, Global Sources helps buyers with two vitally important needs: supplier verification and product discovery.

Meeting the unique needs of online sellers. Online and at our shows, we enable buyers to quickly identify suppliers who accept small orders. This information is visible on show booths, on the app and with the filter on GlobalSources.com. The April 2017 shows will also feature an eCommerce Pavilion with exhibitors who want to sell to etailers and a Ready-to-Buy zone of products in inventory. We will also be running a three-day sourcing and selling summit for online and Amazon sellers.

Verifying to boost “trust.” To help buyers be more comfortable about the suppliers they are considering, 100% of our show exhibitors and 100% of our online advertisers are now Verified Suppliers. Verified Suppliers which include Verified Manufacturers – are companies whose business registration details have been verified by independent third parties such as Dun & Bradstreet, Ease Credit and Experian. In addition, GlobalSources.com indicates when other information like product certifications have been verified.

Verified Suppliers are advertisers and exhibitor whose business registration details have been verified by independent third parties such as Dun & Bradstreet, Ease Credit and Experian. Verified Manufacturers are suppliers who have been licensed by relevant government bodies to manufacture goods.

Curating to help product discovery. We “curate” for buyers to help them identify new, important and innovative products – using humans and algorithms. At the shows, our analysts identify Analyst’s Choice products which are new, important or innovative. Online, and specific to each vertical market, we also feature Analyst’s Choice and complement

4 Letter to shareholders

that with other curated content including the Top 20 Most Popular, Top 20 Hot New Releases, Next Gen Insider and New From Exhibitors.

To enable effective and efficient product discovery, at both its trade shows and online, Global Sources highlights new, important and innovative products with unique content curation services like Analyst’s Choice, Top 20 Most Popular, Hot New Releases, and New From Exhibitors.

Growing show content. Our 2017 spring trade shows are scheduled to be held at Hong Kong’s AsiaWorld-Expo from April 11 to April 30. We expect approximately 8,300 booths along with tens of thousands of buyers from more than 150 countries. For the China domestic market we have the SIMM machinery show.

Specializing by industry. Today we serve 16 industry verticals. Our biggest business is the electronics industry and our flagship show is Global Sources Electronics, the world’s largest electronics sourcing trade show, featuring some 6,000 booths. We also have specialized sites for consumer electronics, electronic components, security products, drones and robotics, smart living and mobile electronics. Our electronics community includes more than 43,000 suppliers online and 1,130,000 buyers worldwide.

Global Sources Electronics is the world’s biggest electronics sourcing show. In April 2017, it will feature 6,000 booths of manufacturers from Greater China, Korea and across Asia.

Showcasing innovation. Startup Launchpad showcases the latest tech products. It is a pavilion and conference within both phases of the Global Sources Electronics show and it is unique for bringing startups together with the investors, manufacturers, and global buyers who can validate the products and place orders. We also showcase innovation at our shows with Experience Zones such as Virtual Reality and Gaming, Smart Living and Personal Electronic Transporters.

Letter to shareholders 5

Startup Launchpad is Asia’s largest showcase of consumer electronics startups. It is a pavilion and conference track in both phases of the Global Sources Electronics show.

Integrating the best of online with the best of trade shows. On our flagship site GlobalSources.com, buyers can easily filter to view all exhibitors. Also, we continue to develop our app to help buyers maximize productivity at our shows. Buyers can scan an exhibitor’s QR code to create a record, then add pictures and notes. After the show, buyers receive alerts whenever those exhibitors post new products. To keep our entire buyer community informed about the shows, we publish daily e-newsletters for each show with videos and reports on the hottest products.

The GlobalSources.com app enables buyers to find and follow exhibitors, take photos and notes, and source year-round.

6 Letter to shareholders

Outlook

Our buyer and supplier customers face new challenges and need to develop new partners and channels to be successful.

Looking at 2017 and beyond, and with our 45 years of experience in the trade, our role and opportunity is to help our customers adapt and thrive.

We believe mainland China will remain the world’s primary source for many products and we are excited about our many growth opportunities.

We have a very strong balance sheet with no debt, an excellent set of products and services, a large and influential customer base, and a dedicated and experienced team, all of which position us to capitalize on those opportunities.

I would like to thank Spenser Au, who retired as CEO at the end of 2016 and welcome Craig Pepples, our new CEO. Craig has a broad and deep track record, having joined us some 30 years ago. Most recently, Craig was in charge of all supplier-facing business units and prior to that, held positions including China Country Manager and Chief Operating Officer.

Also, I want to thank all of our team members and our Board of Directors for their many invaluable contributions to the company. Finally, I would like to extend my appreciation to our customers for choosing Global Sources, and to our shareholders for your continued support.

Sincerely,

Merle A. Hinrich

Executive Chairman

April, 2017

Letter to shareholders 7

Management

Merle A. Hinrich, Executive Chairman

Mr. Hinrich has been a director since April 2000 and is currently our Executive Chairman. He was our Chief Executive Officer from April 2000 to August 2011. As founder of the business, he was the principal executive officer of our predecessor company, Trade Media Holdings Limited, a Cayman Islands corporation wholly owned by us ("Trade Media"), from 1971 through 1993 and resumed that position in September 1999. From 1994 to August 1999, Mr. Hinrich was chairman of the ASM Group, which included Trade Media. Mr. Hinrich is a director of Trade Media and has also been the Chairman of the Board of Trade Media. Mr. Hinrich graduated from the University of Nebraska with a Bachelor of Arts degree in Business Administration and Mathematics, and then gained a Graduate degree in International Trade at Thunderbird School of Global Management. In 1996, the University of Nebraska awarded Mr. Hinrich an Honorary Doctorate Degree, and in 2010, the Thunderbird School of Global Management conferred upon Mr. Hinrich the honorary degree of Doctor of International Law, in recognition of his global mindset and his role as a true global entrepreneur. In recognition of his highly valued support to Hong Kong Baptist University, the university conferred an Honorary University Fellowship upon him in 2015. After 22 years of service, he retired from the board of trustees of Thunderbird and became a Director on the Board of The Thunderbird Independent Alumni Association. He is a member of the Economic Strategy Institute in Washington, D.C., co-founder and former chairman of The Society of Hong Kong Publishers, and the chairman of the council of members of the Hinrich Foundation. Mr. Hinrich is also an Investment Promotion Ambassador with Invest Hong Kong and serves as the International Board Member of the Weizmann Institute of Science.

Craig Pepples, Chief Executive Officer

Mr. Pepples was appointed as our Chief Executive Officer with effect from January 1, 2017. Prior to that, he served as Global Sources' Deputy Chief Executive Officer since October 1, 2016. Mr. Pepples joined the Global Sources team in 1986 and has been with the Company for more than three decades. During his career, he has moved up the ranks to become manager of the Company's China sales operations from 1989 to 1992, serving as the China Country Manager from 1992 to 1999, then as the Chief Operating Officer from 1999 to 2010. Most recently, he has worked as Global Sources' President of Corporate Affairs and Publisher of Chief Executive China. Mr. Pepples has extensive B2B media experience and deep industry knowledge of Greater China and other markets where the Company operates. Mr. Pepples graduated with a B.A. in Linguistics from Yale University and speaks fluent Chinese.

Brent Barnes, Chief Operating Officer

Mr. Barnes was appointed as our Chief Operating Officer in January 2012. Mr. Barnes is responsible for the Company's worldwide operations, including community development, content development, trade show operations, and a special brief covering all buyer-facing services. Mr. Barnes began his career managing operations for a lobbyists group in Austin, Texas, and then moved to Mexico City, where he worked in the executive training business for two years. Upon completion of his MBA, Mr. Barnes spent a year working as a Market Analyst for Global Sources in Phoenix, Arizona before moving to Hong Kong to become Executive Assistant to the Chairman & CEO in May of 2000. Since 2003 he has spent time managing each of the core operational departments and assumed the role of General Manager of Content & Community Development in January 2010. Mr. Barnes holds a Bachelor of Arts degree from the University of Texas at Austin and an MBA from the Thunderbird School of Global Management.

Connie Lai, Chief Financial Officer

Ms. Lai was appointed as our Chief Financial Officer effective August 2010. Ms. Lai joined Global Sources in June 2007 as financial controller, Hong Kong & China. Prior to joining Global Sources, she was chief financial officer and an executive director of HC International, Inc., a Hong Kong listed company. Earlier in her career, she spent over four years with PricewaterhouseCoopers ("PwC") Hong Kong. Ms. Lai graduated from the Chinese University of Hong Kong with a bachelor's degree in professional accountancy. She is also a Member of the Hong Kong Institute of Certified Public Accountants and a Fellow Member of the Association of Chartered Certified Accountants in the United Kingdom.

Peter Zapf, Chief Information Officer

Mr. Zapf was appointed as our Chief Information Officer in January 2012. Mr. Zapf began his career in software project management with the United States Air Force. He then joined Global Sources in Phoenix, Arizona, working on the development, sales and marketing of the company's early software and e-commerce products. Later, he worked as a research analyst at Bear Stearns in New York, focusing on the business-to-business market, after which he joined Hong Kong-based AsiaCommerce, a startup incubator, as Chief Executive Officer. He rejoined Global Sources in 2001, and was chief operating officer from January 2011 to December 2011. Mr. Zapf holds a BS in Electrical Engineering and Engineering and Public Policy from Carnegie Mellon University, an MS in Computer Science from Troy State University, and an MBA from the Thunderbird School of Global Management.

Board of Directors

Merle A. Hinrich	Sarah Benecke*	Eddie Heng*	David Jones*	Fumbi Chima*	Michael Scown*

(Note: * indicates independent director)

8 Letter to shareholders

GLOBAL SOURCES LTD. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2016

9

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

In our opinion, the accompanying consolidated balance sheets and the related consolidated income statements, statements of comprehensive income, changes in equity and cash flows present fairly, in all material respects, the financial position of Global Sources Ltd. (the ‘Company’) and its subsidiaries at December 31, 2016, and December 31, 2015 and the results of their operations and their cash flows for each of the three years ended December 31, 2016 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control - Integrated Framework 2013 issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Report of Management on Internal Control over Financial Reporting.

Our responsibility is to express opinions on these financial statements and on the Company's internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Singapore

March 29, 2017

10

GLOBAL SOURCES LTD. AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Year ended December 31,
	2016	2015	2014

Revenue:
Exhibitions	$92,381	$91,854	$88,941
Online and other media services	58,340	70,242	82,430
Miscellaneous	6,946	8,929	7,911
	157,667	171,025	179,282
Operating Expenses:
Sales	44,767	50,231	56,095
Event production	25,084	24,533	23,333
Community and content	17,163	20,535	22,267
General and administrative	43,019	43,697	48,004
Information and technology	11,315	13,348	12,126
Total Operating Expenses	141,348	152,344	161,825
Profit on sale of property	-	9,791	-
Profit from Operations	16,319	28,472	17,457
Interest income	558	792	1,223
Gain on sale of available-for-sale securities	93	188	11
Profit on sale of long term investment	43	-	-
Interest expenses	(23)	(83)	(186)
Profit before Income Taxes	16,990	29,369	18,505
Income tax credit/(expense)	1,328	(4,609)	(1,646)
Net Profit from continuing operations	$18,318	$24,760	$16,859
Net Profit from discontinued operations, net of income tax	-	5,629	1,982
Net Profit	$18,318	$30,389	$18,841
Net loss/(profit) attributable to non-controlling interests from:
Continuing operations	51	(765)	548
Discontinued operations	-	264	(1,059)
Total	51	(501)	(511)
Net Profit attributable to the Company’s shareholders from:
Continuing operations	$18,369	$23,995	$17,407
Discontinued operations	-	5,893	923
Total	$18,369	$29,888	$18,330
Basic net profit per share attributable to the Company’s shareholders from:
Continuing operations	$0.77	$0.87	$0.54
Discontinued operations	-	0.22	0.03
Total	$0.77	$1.09	$0.57
Shares used in basic net profit per share calculations	23,897,328	27,404,537	31,953,136
Diluted net profit per share attributable to the Company’s shareholders from:
Continuing operations	$0.73	$0.83	$0.52
Discontinued operations	-	0.20	0.03
Total	$0.73	$1.03	$0.55
Shares used in diluted net profit per share calculations	25,305,261	28,820,976	33,482,371

The notes on pages 16 to 59 are an integral part of these consolidated financial statements.

11

GLOBAL SOURCES LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Year ended December 31,
	2016	2015	2014

Net profit	$18,318	$30,389	$18,841
Other comprehensive income that may be reclassified subsequently to profit or loss:
Currency translation differences arising from consolidation	(6,867)	(6,150)	(2,832)
Reclassification to income statement of currency translation differences on disposal of subsidiary	-	(209)	-
Financial assets, available-for-sale:
Fair value gains	127	165	141
Reclassification to income statements on disposal	(93)	(345)	(11)
Other comprehensive loss for the year, net of tax of $nil	(6,833)	(6,539)	(2,702)
Total comprehensive income for the year	11,485	23,850	16,139
Total comprehensive income attributable to the Company’s shareholders	11,839	23,894	15,657
Total comprehensive (loss)/income attributable to non-controlling interests	(354)	(44)	482
Total comprehensive income for the year	$11,485	$23,850	$16,139
Total comprehensive income attributable to the Company’s shareholders:
Continuing operations	11,839	18,127	14,740
Discontinued operations	-	5,767	917
	$11,839	$23,894	$15,657

The notes on pages 16 to 59 are an integral part of these consolidated financial statements.

12

GLOBAL SOURCES LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	As at December 31,
	2016	2015
ASSETS
Current assets
Cash and cash equivalents	$88,749	$70,356
Term deposits with banks	9,919	9,097
Financial assets, available-for-sale	11,234	-
Accounts receivables, net	838	849
Receivables from sales representatives	4,962	8,802
Inventories	111	176
Prepaid expenses and other current assets	14,129	16,268
	129,942	105,548
Non-current assets
Property and equipment	71,604	59,064
Investment properties	47,955	69,726
Intangible assets	16,907	26,309
Financial assets, available-for-sale	257	-
Long term investment	-	100
Deferred income tax assets	2,669	389
Other non-current assets	2,118	951
	141,510	156,539
Total assets	$271,452	$262,087

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$5,681	$7,383
Deferred income and customer prepayments	77,450	75,265
Accrued liabilities	14,917	15,183
Income tax liabilities	934	2,990
	98,982	100,821
Non-current liabilities
Accounts payable..	-	289
Deferred income and customer prepayments	4,040	2,917
Deferred income tax liabilities	2,453	4,493
	6,493	7,699

Total liabilities	$105,475	$108,520

Commitments and contingencies (note 25 and 26)

Equity attributable to Company’s shareholders
Common shares	536	533
Treasury shares	(250,089)	(250,089)
Other reserves	153,181	157,562
Retained earnings	258,293	239,812
Total Company shareholders’ equity	161,921	147,818
Non-controlling interests	4,056	5,749
Total equity	$165,977	$153,567
Total liabilities and equity	$271,452	$262,087

The notes on pages 16 to 59 are an integral part of these consolidated financial statements.

13

GLOBAL SOURCES LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Attributable to the Company’s shareholders
	Common	Treasury	Other	Retained		Non- controlling	Total
	shares	shares	reserves	earnings	Total	interests	equity

Balance at January 1, 2014	$525	$(150,089)	$161,950	$191,594	$203,980	$9,582	$213,562

Total comprehensive income for the year	-	-	(2,673)	18,330	15,657	482	16,139
Transaction with owners:
Fair value of non-controlling interest in business acquisition	-	-	-	-	-	4,894	4,894
Dividend issued by subsidiaries to non-controlling interests	-	-	-	-	-	(1,490)	(1,490)
Fair value of non-cash compensation expense	-	-	1,857	-	1,857	-	1,857
Capitalization of intangible assets relating to share grants for non-compete agreements	-	-	112	-	112	-	112
Purchase of treasury shares.	-	(50,000)	-	-	(50,000)	-	(50,000)
Issue of new shares	4	-	(4)	-	-	-	-
Balance at December 31, 2014	$529	$(200,089)	$161,242	$209,924	$171,606	$13,468	$185,074

Total comprehensive income for the year	-	-	(5,994)	29,888	23,894	(44)	23,850
Transaction with owners:
Non-controlling interests in subsidiary sold	-	-	-	-	-	(5,795)	(5,795)
Dividend issued by a subsidiary to non-controlling interest	-	-	-	-	-	(1,880)	(1,880)
Fair value of non-cash compensation expense	-	-	2,149	-	2,149	-	2,149
Capitalization of intangible assets relating to share grants for non-compete agreements	-	-	169	-	169	-	169
Purchase of treasury shares	-	(50,000)	-	-	(50,000)	-	(50,000)
Issue of new shares	4	-	(4)	-	-	-	-
Balance at December 31, 2015	$533	$(250,089)	$157,562	$239,812	$147,818	$5,749	$153,567

Total comprehensive income for the year	-	-	(6,530)	18,369	11,839	(354)	11,485
Reclassification arising from change in functional currency of a subsidiary	-	-	(112)	112	-	-	-
Transaction with owners:
Dividend issued by a subsidiary to non-controlling interest	-	-	-	-	-	(1,339)	(1,339)
Fair value of non-cash compensation expense	-	-	1,905	-	1,905	-	1,905
Capitalization of intangible assets relating to share grants for non-compete agreements	-	-	359	-	359	-	359
Issue of new shares	3	-	(3)	-	-	-	-
Balance at December 31, 2016	$536	$(250,089)	$153,181	$258,293	$161,921	$4,056	$165,977

The notes on pages 16 to 59 are an integral part of these consolidated financial statements.

14

GLOBAL SOURCES LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Year ended December 31,
	2016	2015	2014
Cash flows from operating activities
Net profit	$18,318	$30,389	$18,841
Adjustments for:
Income tax (credit)/expense	(1,328)	4,888	2,468
Depreciation and amortization	8,946	10,326	13,061
Profit on sale of property and equipment and investment property	(12)	(9,793)	(41)
Gain on sale of available-for-sale securities	(93)	(345)	(11)
Gain on sale of long term investment	(43)	-	-
Profit on sale of subsidiary	-	(6,382)	-
Interest income	(558)	(828)	(1,314)
Provision/(write back) for impairment of receivables	111	(35)	166
Interest expense.	23	83	186
Non-cash compensation expense	1,905	2,149	1,857
Equipment written off	-	95	40
Impairment of intangible assets	4,791	-	2,242
Net foreign exchange differences	308	561	76
Changes in working capital (excluding the effects of acquisition and exchange differences on consolidation):
Accounts receivable	(100)	450	687
Receivables from sales representatives	3,862	(1,389)	2,732
Inventories	65	(21)	112
Prepaid expenses and other current assets	2,031	468	1,549
Other non-current assets	(1,178)	147	657
Accounts payable	(1,293)	(642)	(1,921)
Accrued liabilities	(141)	(2,884)	(19)
Deferred income and customer prepayments	3,598	(4,300)	(5,977)
Cash generated from operations	39,212	22,937	35,391
Income tax paid	(4,803)	(6,973)	(3,120)
Net cash generated from operating activities	34,409	15,964	32,271

Cash flows from investing activities:
Acquisition of subsidiary, net of cash acquired and related contingent consideration	(618)	(2,556)	(9,019)
Net cash flow from sale of subsidiary	-	(9)	-
Proceeds from disposal of long term investment	143	-	-
Acquisition of intangible assets	-	(584)	(515)
Purchase of property and equipment and investment property	(435)	(837)	(18,154)
Proceeds from sale of property and equipment and investment property, net of transaction costs	14	20,379	57
Placement of term deposits with banks	(18,649)	(16,411)	(6,098)
Proceeds from matured term deposits with banks	17,708	11,681	1,932
Purchase of available-for-sale financial assets	(33,693)	(12,883)	(2,640)
Proceeds from sale of available-for-sale securities	22,329	16,946	5,183
Interest received	528	771	1,247
Net cash (used in)/generated from investing activities	(12,673)	16,497	(28,007)

Cash flows from financing activities:
Additional investment in subsidiary by non-controlling shareholder	-	-	149
Dividend paid to non-controlling interests	(1,339)	(1,880)	(1,490)
Purchase of treasury shares	-	(50,000)	(50,000)
Net cash used in financing activities	(1,339)	(51,880)	(51,341)

Net increase /(decrease) in cash and cash equivalents	20,397	(19,419)	(47,077)
Cash and cash equivalents, beginning of the year	70,356	90,223	137,359
Effect of exchange rate changes on cash and cash equivalents	(2,004)	(448)	(59)
Cash and cash equivalents, end of the year	$88,749	$70,356	$90,223

The notes on pages 16 to 59 are an integral part of these consolidated financial statements.

15

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

1.	General information

Global Sources Ltd. (the ‘Company’) and its subsidiaries’ (together ‘Group’) principal business is to provide services that allow global buyers to identify suppliers and products, and enable suppliers to market their products to a large number of buyers. The Group launched Global Sources exhibitions, previously known as China Sourcing Fairs, in 2003. These exhibitions offer international buyers direct access to China and other Asian manufacturers. The Group’s online service is creating and hosting marketing websites that present suppliers’ products and company information in a consistent, easily searchable manner on Global Sources Online. Complementing this service are various trade magazines. The Group’s businesses are conducted primarily through its wholly owned subsidiaries. Certain majority owned subsidiaries of the Group organize exhibitions on fashion and machinery related industries.

The Company was incorporated in Bermuda. The Company’s registered office address is Canon’s Court, 22 Victoria Street, Hamilton, HM 12, Bermuda.

In 2015, the Group sold its 60.1% interest in its subsidiary eMedia Asia Limited. In compliance with IFRS 5 Non-current Assets Held for Sale and Discontinued Operations, the operating results of this subsidiary, including prior year comparatives, are presented separately on the consolidated income statement as part of discontinued operations.

These financial statements were authorized for issue by the executive committee of the Board of Directors on March 29, 2017.

2.	Summary of significant accounting policies

The principal accounting policies applied in the preparation of these consolidated financial statements are set out below. These policies have been consistently applied to all the years presented, unless otherwise stated.

2.1	Basis of preparation

The consolidated financial statements of Global Sources Ltd. have been prepared in accordance with International Financial Reporting Standards (‘IFRS’) and International Financial Reporting Interpretations Committee (‘IFRIC’) interpretations as issued by the International Accounting Standards Board (‘IASB’).

The consolidated financial statements have been prepared under the historical cost convention, except as disclosed in the accounting policies below.

The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying the Group’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements are disclosed in note 4. Actual results could differ from those estimates and such differences could affect the results of operations reported in future periods.

New and amended standards adopted by the Group:

On January 1, 2016, the Group adopted the new or amended IFRS and IFRIC interpretations that are mandatory for application for the financial year. Changes to the Group’s accounting policies have been made as required, in accordance with the transitional provisions in the respective IFRS and IFRIC interpretations. The adoption of these new or amended standards and interpretations did not have a material impact on the Group’s consolidated financial statements.

16

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

2.2	Consolidation

The consolidated financial statements comprise the financial statements of the Company and its majority owned or otherwise controlled subsidiaries.

(a)	Subsidiaries

Subsidiaries are all entities (including structured entities) over which the Group has control. The Group controls an entity when the Group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are deconsolidated from the date that control ceases.

The Group uses the acquisition method of accounting to account for business combinations. The consideration transferred for the acquisition of a subsidiary is the fair value of the assets transferred, the liabilities incurred and the equity interests issued by the Group. The consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration arrangement. Acquisition-related costs are expensed as incurred. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date. On an acquisition-by-acquisition basis, the Group recognizes any non-controlling interest in the acquiree either at fair value or at the non-controlling interest’s proportionate share of the acquiree’s net assets.

The excess of the consideration transferred, the amount of any non-controlling interest in the acquiree and the acquisition-date fair value of any previous equity interest in the acquiree over the fair value of the Group’s share of the identifiable net assets acquired is recorded as goodwill. If this is less than the fair value of the net assets of the subsidiary acquired in the case of a bargain purchase, the difference is recognized directly in the consolidated income statement.

Investments in subsidiaries are accounted for at cost less impairment by the Company. Cost is adjusted to reflect changes in consideration arising from contingent consideration amendments. Cost also includes direct attributable costs of investment.

(b)	Transactions with non-controlling interests

The Group treats transactions with non-controlling interests as transactions with equity owners of the Group. For purchases from non-controlling interests, the difference between any consideration paid and the relevant share acquired of the carrying value of net assets of the subsidiary is recorded in equity. Gains or losses on disposals to non-controlling interests are also recorded in equity.

When the Group ceases to have control or significant influence, any retained interest in the entity is re-measured to its fair value, with the change in carrying amount recognized in the consolidated income statement.

(c)	Associate

Associates are all entities over which the Group has significant influence but not control, generally accompanying a shareholding of between 20% and 50% of the voting rights. Investments in associates are accounted for using the equity method of accounting. Under the equity method, the investment is initially recognized at cost, and the carrying amount is increased or decreased to recognize the investor’s share of the profit or loss of the investee after the date of acquisition. The Group’s investment in associates includes goodwill identified on acquisition. The Group’s share of post-acquisition profit or loss is recognized in the consolidated income statement, and its share of post-acquisition movements in other comprehensive income is recognized in other comprehensive income with a corresponding adjustment to the carrying amount of the investment.

The Group determines at each reporting date whether there is any objective evidence that the investment in the associate is impaired. If this is the case, the Group calculates the amount of impairment as the difference

17

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

between the recoverable amount of the associate and its carrying value and recognizes the amount adjacent to ‘share of loss of associate’, on the face of the consolidated income statement.

2.3	Segment reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-maker, which is the Company’s Board of Directors. The chief operating decision maker assesses the Group’s performance and makes decisions about resources to be allocated to each segment.

2.4	Foreign currency translation

(a)	Functional and presentation currency

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (‘the functional currency’). The Company’s functional currency is United States dollar (‘$’ or ‘USD’). The consolidated financial statements are presented in USD, which is the Group’s presentation currency.

(b)	Transactions and balances

Transactions in currencies other than the functional currency are measured and recorded in the functional currency using the exchange rate in effect on the date of the transaction. As at the balance sheet date, monetary assets and liabilities that are denominated in currencies other than the functional currency are translated using the exchange rate at the balance sheet date. All gains and losses arising from foreign currency transactions and translation of foreign currency denominated accounts are recognized in the consolidated income statement.

Non-monetary items measured at fair values in foreign currencies are translated using the exchange rates at the date when the fair values are determined.

(c)	Group companies

The financial statements of the subsidiaries reported in their respective local currencies are translated into USD for consolidation as follows:

(i)	assets and liabilities at the closing exchange rate as at the balance sheet date,
(ii)	shareholders’ equity at the historical rates of exchange,
(iii)	income and expense amounts at the average monthly exchange rates (unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the rate on the dates of the transactions),
(iv)	all resulting translation differences are recorded in other comprehensive income and accumulated in ‘currency translation reserve’ within equity.

Goodwill and fair value adjustments arising on the acquisition of foreign operations on or after January 1, 2009 (the Group’s date of transition to IFRS) are treated as assets and liabilities of the foreign operations and translated at the closing rates at the reporting date.

2.5	Property and equipment

Property and equipment are stated at cost less accumulated depreciation and accumulated impairment losses (note 2.8). Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use. Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. The carrying amount of the replaced part is derecognized. All other repairs and maintenance are charged to the consolidated income statement during the year in which they are incurred.

18

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

Depreciation on property and equipment is calculated on a straight-line basis over their estimated useful lives as follows:

Buildings	Over the remaining lease period or 50 years, whichever is shorter
Leasehold improvements	5 years
Computer equipment and software	3 years
Fixtures, fittings and office equipment	5 years
Reusable trade show booths..	2 years
Motor vehicles	5 years

No depreciation is recognized for freehold land and for capital work-in-progress.

The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at the end of each reporting period. Gains and losses on disposals are determined by comparing the proceeds with the carrying amount and are recognized in the consolidated income statement.

2.6	Investment properties

Investment properties include those portions of buildings that are held either to earn rental income or capital appreciation or both in the short to medium term. The portions of building and its associated land use rights are, together, classified as investment property if the components are not separable. Investment properties are initially recognized at cost and subsequently carried at cost less accumulated depreciation and accumulated impairment losses. The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at the end of each reporting period. Depreciation is calculated using a straight line method to allocate the depreciable amounts over the estimated lives of 50 years or over the remaining lease period whichever is shorter. Gains and losses on disposals are determined by comparing the proceeds with the carrying amount and are recognized in the consolidated income statement.

Transfers to, or from, investment properties are made when there is a change in the Company’s use of the property.

2.7	Intangible assets

(a)	Goodwill

Goodwill on acquisition of subsidiaries on or after January 1, 2009 (the Group’s date of transition to IFRS) represents the excess of the consideration transferred, the amount of any non-controlling interest in the acquiree and the acquisition date fair value of any previous equity interest in the acquiree over the fair value of the net identifiable assets acquired. Goodwill on acquisition of subsidiaries is included in ‘intangible assets’. Goodwill is carried at cost less accumulated impairment losses. Impairment losses on goodwill are not reversed. Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold.

Goodwill is allocated to cash-generating units (CGU) for the purpose of impairment testing. The allocation is made to those CGUs or groups of CGUs that are expected to benefit from the business combination in which the goodwill arose, identified according to operating segment.

(b)	Trademarks

Trademarks acquired in a business combination are recognized at fair value at the acquisition date. Trademarks have a finite useful life and are carried at cost less accumulated amortization and any accumulated impairment losses. Amortization is calculated using the straight-line method over their estimated useful lives of 7 to 10 years. The useful lives are reviewed, and adjusted if appropriate, at the end of each reporting period.

19

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

(c)	Contractual backlog and others

Contractual backlog and others acquired in a business combination mainly relates to customer relationships which are recognized at fair value at the acquisition date. The contractual customer relationships have a finite useful life and are carried at cost less accumulated amortization and any accumulated impairment losses. Amortization is calculated using the straight-line method over the expected life of the customer relationship of 3 to 12 months.

(d)	Non-compete agreements

Intangible assets relating to non-compete agreements with the Group’s former employees and consultants and to the former employees of third party service providers are recorded at fair values at the date the respective agreements are entered into and are carried at cost less accumulated amortization and any accumulated impairment losses. Amortization is calculated using a straight-line basis over the non-compete period of 5 years. The fair values are estimated based on the cash flow valuation model whereby valuation inputs include an estimate of future cash flows expected to be generated by the asset (note 2.15 (b)).

(e)	Computer software

Development costs that are directly attributable to the design and testing of identifiable and unique software products are recognized as intangible assets when the following criteria are met:

•	It is technically feasible to complete the software product so that it will be available for use;
•	Management intends to complete the software product and use or sell it;
•	There is an ability to use or sell the software product;
•	It can be demonstrated how the software product will generate probable future economic benefits;
•	Adequate technical, financial and other resources to complete the development and to use or sell the software product are available; and
•	The expenditure attributable to the software product during its development can be reliably measured.

Directly attributable costs that are capitalized as part of the software product include fees paid to consultants for software development, the software development employee costs and an appropriate portion of relevant overheads. Other development expenditures that do not meet these criteria are recognized as an expense as incurred. Computer software development costs are amortized over their estimated useful lives of 3 years. Costs associated with maintaining computer software are recognized as an expense as incurred.

2.8	Impairment of non-financial assets

Assets that have an indefinite useful life - for example, goodwill, are not subject to amortization and are tested at least annually for impairment or more frequently if events or changes in circumstances indicate a potential impairment. Assets that are subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash-generating units). Non-financial assets other than goodwill that suffered impairment are reviewed for possible reversal of the impairment at each reporting date.

2.9	Financial assets

2.9.1	Classification

The Group classifies its financial assets in the following categories: loans and receivables, and available-for-sale. The classification depends on the purpose for which the financial assets were acquired. Management determines the classification of its financial assets at initial recognition.

20

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

(a)	Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They are included in current assets, except for those with maturities greater than 12 months after the end of the reporting period, which are classified as non-current assets. The Group’s loans and receivables comprise ‘accounts receivables’, ‘receivables from sales representatives’, ‘term deposits with banks’, ‘cash and cash equivalents’ and assets other than ‘prepaid expenses’, ‘deferred expenses’ and ‘club memberships’ included in the ‘prepaid expenses and other current assets’ and ‘other non-current assets’ in the balance sheet.

(b)	Financial assets, available-for-sale

Financial assets, available-for-sale are non-derivatives that are either designated in this category or not classified as loans and receivables, held-to-maturity investments or financial assets at fair value through profit or loss. They are included in non-current assets unless the investment matures or management intends to dispose of it within 12 months of the end of the reporting period.

2.9.2	Recognition and measurement

Regular purchases and sales of financial assets are recognized on the trade-date - the date on which the Group commits to purchase or sell the asset. Investments are initially recognized at fair value plus transaction costs. Financial assets are derecognized when the rights to receive cash flows from the investments have expired or have been transferred and the Group has transferred substantially all risks and rewards of ownership. Available-for-sale financial assets are subsequently carried at fair value. Loans and receivables are subsequently carried at amortized cost using the effective interest method, less provision for impairment. A provision for impairment is established when there is objective evidence that the Group will not be able to collect all amounts due according to the original terms of the receivables (note 2.9.3).

Changes in the fair value of available-for-sale securities are recognized in other comprehensive income and accumulated in ‘fair value reserve’ within equity.

When securities classified as available-for-sale are sold or impaired, the accumulated fair value adjustments recognized in equity are included in the consolidated income statement.

Interest on available-for-sale securities calculated using the effective interest method is recognized in the consolidated income statement.

Investments in equity instruments that do not have a quoted market price in an active market and whose fair values cannot be reliably measured are measured at cost less provision for impairment in value.

2.9.3	Impairment of financial assets

The Group assesses at the end of each reporting period whether there is objective evidence that a financial asset or a group of financial assets is impaired. A financial asset or a group of financial assets is impaired and impairment losses are incurred only if there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset (a ‘loss event’) and that loss event (or events) has an impact on the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated.

The criteria that the Group uses to determine that there is objective evidence of an impairment loss include:

•	significant financial difficulty of the issuer or obligor;
•	a breach of contract, such as a default or delinquency in interest or principal payments;
•	the Group, for economic or legal reasons relating to the borrower’s financial difficulty, granting to the borrower a concession that the Group would not otherwise consider;
•	it becomes probable that the borrower will enter bankruptcy or other financial reorganization;
•	the disappearance of an active market for that financial asset because of financial difficulties; or

21

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

•	observable data indicating that there is a measurable decrease in the estimated future cash flows from a portfolio of financial assets since the initial recognition of those assets, although the decrease cannot yet be identified with the individual financial assets in the portfolio.

For loans and receivables, the Group estimates the collectability of the trade receivables based on the analysis of trade receivables, historical bad debts, customer credit-worthiness and current economic trends and maintains adequate impairment allowance. The amount of allowance is the difference between the receivables’ carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate. The carrying amount of the receivables is reduced through the use of an allowance account, and the amount of the loss is recognized in the consolidated income statement. When a receivable is uncollectible, it is written off against the allowance account for receivables. Subsequent recoveries of amounts previously written off are credited to the consolidated income statement.

In the case of equity investments classified as available-for-sale, a significant or prolonged decline in the fair value of the security below its cost is also evidence that the assets are impaired. If any such evidence exists for available-for-sale financial assets, the cumulative loss - measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that financial asset previously recognized in profit or loss - is removed from equity and recognized in the consolidated income statement. Impairment losses recognized in the consolidated income statement on equity instruments are not reversed through the consolidated income statement. If, in a subsequent period, the fair value of a debt instrument classified as available for sale increases and the increase can be objectively related to an event occurring after the impairment loss was recognized in the consolidated income statement, the impairment loss is reversed through the consolidated income statement.

2.9.4	Offsetting financial instruments

Financial assets and liabilities are offset and the net amount reported in the balance sheet when there is a legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis or realize the asset and settle the liability simultaneously.

2.10	Inventories

Inventories are stated at the lower of cost and net realizable value. Cost is determined on the first-in, first-out basis. Cost includes the purchase cost and the delivery costs incurred in bringing the inventory to the warehouse. Net realizable value is the estimated selling price in the ordinary course of business, less applicable variable selling expenses.

2.11	Cash and cash equivalents

In the consolidated statements of cash flows, cash and cash equivalents includes cash in hand, deposits held at call with banks and other short-term highly liquid investments with original maturities of three months or less with insignificant risk of change in value.

2.12	Share capital

Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of new ordinary shares are shown in equity as a deduction, net of tax, from the proceeds.

Where any group company purchases the Company’s equity share capital (treasury shares), the consideration paid, including any directly attributable incremental costs (net of income taxes) is deducted from equity attributable to the Company’s equity holders until the shares are cancelled or reissued. Where such ordinary shares are subsequently reissued, any consideration received, net of any directly attributable incremental transaction costs and the related income tax effects, is included in equity attributable to the Company’s equity holders.

22

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

2.13	Current and deferred income tax

The tax expense for the period comprises current and deferred tax. Tax is recognized in the income statement, except to the extent that it relates to items recognized in other comprehensive income or directly in equity. In this case, the tax is also recognized in other comprehensive income or directly in equity, respectively.

The current income tax charge is calculated on the basis of tax laws enacted or substantively enacted at the balance sheet date in the countries where the Company’s subsidiaries operate and generate taxable income. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities.

Deferred income tax is recognized, using the asset and liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. However, the deferred income tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantively enacted by the balance sheet date and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled.

Deferred income tax assets are recognized only to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized.

Deferred income tax is provided on temporary differences arising on investments in subsidiaries, except where the timing of the reversal of the temporary difference is controlled by the Group and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

2.14	Employee benefits

(a)	Retirement contribution plans

Group companies contribute to a number of retirement contribution plans. The Group pays contributions to privately administered retirement contribution plans or government authorities on a mandatory, contractual or voluntary basis based on a percentage of each eligible employee’s salary. Employees working in a jurisdiction where there is no statutory provision for retirement contributions are covered by the Company’s plans. Once the contributions have been paid, the Group has no legal or constructive obligations to pay further contributions if the fund does not hold sufficient assets to pay all employees the benefits relating to employee service in the current and prior periods. The contributions are recognized as employee benefit expense when they are due.

2.15	Non-cash compensation expenses

(a)	Share grants to employees and team members

The Group operates a number of equity-settled compensation plans, under which the Group receives services from employees, and consultants and employees of third party service providers (collectively known as ‘team members’) as consideration for equity instruments of the Group. The Group’s employee and team member equity compensation plans are share grants without any exercise price or exercise period. Therefore, the fair value of the share grants at the date of grant approximates the intrinsic value. The fair

23

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

value of the employee or team member services received in exchange for the grant of the shares is recognized as an expense in the income statement with a corresponding increase in ‘capital reserve’ within equity.

Non-market vesting conditions are included in assumptions about the number of share grants that are expected to vest. The total expense is recognized over the vesting period, which is the period over which all of the specified vesting conditions are to be satisfied. At the end of each reporting period, the entity revises its estimates of the number of shares that are expected to vest based on the non-market vesting conditions. It recognizes the impact of the revision to original estimates, if any, in the consolidated income statement, with a corresponding adjustment to equity.

The Group made share awards to its directors under The Global Sources Directors Share Grant Award Plan. These awards are share grants without any exercise price or exercise period. Therefore, the fair value of the share grants at the date of grant approximates the intrinsic value. The Group recognizes the compensation costs associated with share awards with cliff vesting to directors on a straight-line basis over the vesting period.

(b)	Share grants for non-compete agreements

The Group issues share grants to former employees, and former consultants and the former employees of third party service providers when they resign or retire from their respective employment or consultancy service. Under these plans, the share grants vest over a five-year period with a percentage of shares vesting each year. The grantee is subject to the non-compete terms stipulated in the plan. There is no other vesting condition other than the non-compete terms.

Where the Group has the ability to enforce the non-compete agreement and the grantees are entitled to the shares, an intangible asset is recognized in relation to the non-compete provisions of these awards at the fair value of the respective award. The intangible asset is amortized over the non-compete period on a straight-line basis (note 2.7 (d)).

2.16	Revenue recognition

The Group derives its revenue from organizing exhibitions and business seminars, advertising fees in its websites and published trade magazines and sales of trade magazines and reports.

Revenue comprises the fair value of the consideration received or receivable for the sale of goods and services in the ordinary course of the Group’s activities. Revenue is shown excluding value added taxes, net of discounts and after eliminating sales within the Group. The Group presents the sales taxes imposed on revenue generating transactions on a gross basis in ‘sales costs’.

The Group recognizes revenue when the amount of revenue can be reliably measured, it is probable that future economic benefits will flow to the entity and when specific criteria have been met for each of the Group’s activities as described below.

Revenue from organizing exhibitions and business seminars is recognized at the conclusion of the event and the related direct event production costs are deferred and recognized as expenses upon conclusion of the event. Revenue from advertising in websites and trade magazines, net of discounts, are recognized ratably over the period in which the advertisement is displayed. Revenue from sales of trade magazines and reports is recognized upon delivery of the magazine/report. Magazine subscriptions received in advance are deferred and recognized as revenue upon delivery of the magazine. When multiple deliverables are contracted under a single arrangement, the Group allocates the total consideration to each unit of accounting based on its relative percentage of the total fair value of all units of accounting included in the arrangement. Where the Group is unable to determine the fair value of each of the unit in an arrangement, total consideration is allocated by estimating the stand-alone selling price for one performance obligation if a directly observable price exists.

24

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

For contracts where fees are collected in advance from customers, deferred income and customer prepayments are recognized on the balance sheet.

Barter transactions are recorded at the fair value of the merchandise or services received. Where the fair value of the merchandise or services received cannot be measured reliably, the revenue is measured at the fair value of the services rendered.

Rental income arising from operating leases on investment properties is recognized on a straight-line basis over the lease term. The aggregate costs of incentives provided to lessees are recognized as a reduction of rental income over the lease term on a straight-line basis.

Interest income is recognized using the effective interest method.

2.17	Leases

Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. The Group leases certain office facilities and exhibition venues under cancellable and non-cancellable operating leases, generally with an option to renew upon expiry of the lease term. Rentals under operating leases (net of any incentives received from the lessor) are expensed on a straight-line basis over the life of the leases.

2.18	Advertising expenses

Advertising and promotion expenses are expensed as incurred.

2.19	Transactions with independent sales representatives

The Group utilizes independent sales representatives in various territories to promote the Group’s products and services. Under these arrangements, these sales representatives are entitled to commissions as well as marketing fees. Commission expenses are expensed as incurred. For online and other media services, the commission expense is incurred when the associated revenue is recognized or when the associated accounts receivable are paid, whichever is earlier. For exhibitions, the commission expense is incurred when the associated revenue is recognized, upon conclusion of the event.

These third party sales representatives, which are mainly corporate entities, handle collections from clients on behalf of the Group. Included in receivables from these sales representatives are amounts collected on behalf of the Group.

2.20	Accounts payable and accrued liabilities

Accounts payable are obligations to pay for goods or services that have been acquired in the ordinary course of business from suppliers. Accounts payable are classified as current liabilities if payment is due within one year or less (or in the normal operating cycle of the business if longer). If not, they are presented as non-current liabilities.

Accounts payable are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method.

2.21	Discontinued operations

A discontinued operations is a component of the Group that has been disposed of or is classified as held for sale and that represents a separate major line of business or geographical area of operations, is part of a single coordinated plan to dispose of such a line of business or area of operations, or is a subsidiary acquired exclusively with a view to resale. The results of discontinued operations are presented separately in the consolidated income statement.

25

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

2.22	Dividend distribution

Dividend distribution to the Company’s shareholders is recognized as a liability in the Group’s financial statements in the period in which the dividends are approved by the Company’s shareholders.

3.	Financial risk management

The Group’s activities expose it to a variety of financial risks: market risk (including foreign exchange risk, fair value interest rate risk, and cash flow interest rate risk), credit risk and liquidity risk. The Group’s overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on the Group’s financial performance.

Risk management is carried out by a group of senior management personnel. This particular group identifies, evaluates and takes appropriate measures to alleviate financial risks in close co-operation with the Group’s operating units. The Board of Directors provides direction for overall risk management, covering specific areas, such as foreign exchange risk, interest rate risk, credit risk, use of derivative financial instruments and non-derivative financial instruments, and investment of excess liquidity.

(a)	Market risk

(i)	Foreign exchange risk

The Group operates internationally and is exposed to foreign currency risk arising from various currency exposures, primarily with respect to the Chinese Renminbi (‘RMB’). Foreign currency risk arises from commercial transactions, recognized assets and liabilities and net investments in foreign operations. A majority of the Group’s contracts with customers that are denominated in foreign currencies are in RMB. The conversion of these contract proceeds to USD could result in losses and reflects the foreign exchange risk assumed by the Group between contract signing and the conversion of cash into USD. The Group also maintains a portion of its bank balances in RMB. The conversion of these bank balances to USD could result in foreign exchange losses.

The Group has not engaged in foreign currency hedging activities. Historically a majority (ranging between 98% to 99%) of the revenue is denominated in USD or is received in Hong Kong Dollar ('HKD'), RMB or New Taiwan Dollar ('TWD'). HKD is currently pegged to the USD. RMB has weakened against USD in 2015 and 2016. TWD is relatively stable against USD.

The Group has certain investments in foreign operations, whose net assets are exposed to foreign currency translation risk. Currency exposure arising from the net assets of the Group’s foreign operations is managed primarily through identification of the specific risks and taking appropriate measures to alleviate the risk.

At December 31, 2016, if the RMB had weakened/strengthened by 6% (2015: 4%) against the USD with all other variables held constant, profit before tax for the year would have been $72 (2015: $48) lower/higher as a result of foreign currency losses/gains on translation of RMB denominated monetary assets and liabilities.

(ii)	Cash flow and fair value interest rate risk

The Group has no interest-bearing borrowings as at December 31, 2016 and 2015. The Group’s exposure to changes in market interest rates is mainly attributable to its interest-bearing assets including term deposits with banks, available-for-sale financial assets and cash and cash equivalents. As at December 31, 2016 and December 31, 2015, the term deposits with banks are all fixed interest rate instruments and the available-for-sale securities are highly liquid and are short term in nature or are equity instruments. Therefore interest rate risk is considered to be insignificant.

26

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

(iii)	Credit risk

Credit risk arises from investments in checking and savings accounts, debt securities issued by U.S. Treasury, term deposits with banks, available-for-sale securities, accounts receivable and receivables from sales representatives.

The Company maintains checking, money market accounts, term deposits with banks, debt securities issued by U.S. Treasury held in custody with banks and available-for-sale securities with high quality institutions. The Company has a large number of customers, operates in different geographic areas and generally does not require collateral on accounts receivable or receivables from sales representatives. The Company generally collects in advance from customers in markets with higher credit risk. In addition, the Company is continuously monitoring the credit transactions and maintains impairment allowance where necessary.

The Group’s maximum exposure to credit risk is represented by the carrying amount of each financial asset in the balance sheet.

Bank deposits that are neither past due nor impaired are mainly deposits with banks with high credit-ratings assigned by international credit-rating agencies. Available-for-sale financial assets are highly liquid instruments maintained with reputable institutions. Accounts receivable and receivables from sales representatives that are neither past due nor impaired are substantially companies with a good collection track record with the Group.

(iv)	Liquidity risk

Cash flow forecasting is performed in the operating entities of the Group and aggregated by Group finance. Group finance monitors rolling forecasts of the Group’s liquidity requirements to ensure it has sufficient cash to meet operational needs.

The Group invests its excess cash in term deposits with commercial banks, U.S. Treasury securities and available-for-sale securities to generate income from interest received as well as capital gains, while the funds are held to support its business.

Generally, the Group holds securities with specified maturity dates such as U.S. Treasury Bills to maturity. The Group does not engage in buying and selling of securities with the objective of generating profits on short-term differences in price or for other speculative purposes. Its objective is to invest to support the Group’s capital preservation strategy.

The Group’s financial liabilities which consist of accounts payable and accrued liabilities are due within 12 months, except $nil (2015: $289) which are payable over next two years. The contractual undiscounted cash flows of current financial liabilities approximate their carrying amounts as the impact of discounting is not significant. The undiscounted cash flow of the non-current financial liabilities is $nil (2015: $308) as at December 31, 2016.

(v)	Capital risk management

The Group’s objectives when managing capital are to safeguard the Group’s ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders and to maintain an optimal capital structure to reduce the cost of capital.

In order to maintain or adjust the capital structure, the Group may return capital to shareholders and issue new shares. Currently the Group has no external borrowings and is not subject to any externally imposed capital requirements. The Group defines the total equity as the capital of the Group.

27

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

(vi)	Fair value estimation

The table below analyses financial instruments carried at fair value, by valuation method. The different levels have been defined as follows:

•	Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities.
•	Level 2: inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices).
•	Level 3: inputs for the asset or liability that are not based on observable market data (that is unobservable inputs).

The following table presents the Group’s assets and liabilities that are measured at fair value.

	Level 1	Level 2	Level 3	Total

December 31, 2016
Asset
Available-for-sale securities	$11,234	$-	$257	$11,491
Total asset	$11,234	$-	$257	$11,491

December 31, 2015
Asset
Available-for-sale securities	$-	$-	$-	$-
Total asset	$-	$-	$-	$-

December 31, 2016
Liability
Contingent consideration payable in a business combination	$-	$-	$284	$284
Total liability.	$-	$-	$284	$284

December 31, 2015
Liability
Contingent consideration payable in a business combination	$-	$-	$897	$897
Total liability	$-	$-	$897	$897

28

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

The following table presents the changes in level 3 instruments for the year ended December 31, 2016 and 2015:

	Financial assets, available-for- sale	Contingent consideration	Total
December 31, 2016
Opening balance	$-	$(897)	$(897)
Purchases	257	-	257
Contingent consideration paid in relation to acquisition of Topranch Limited	-	618	618
Losses recognized in consolidated income statement	-	(5)	(5)
Closing balance	$257	$(284)	$(27)

December 31, 2015
Opening balance	$-	$(3,414)	$(3,414)
Contingent consideration paid in relation to acquisition of Topranch Limited	-	2,556	2,556
Losses recognized in consolidated income statement	-	(39)	(39)
Closing balance	$-	$(897)	$(897)

The fair value of financial instruments traded in active markets is based on quoted market prices at the balance sheet date. A market is regarded as active if quoted prices are readily and regularly available from an exchange, dealer, broker, industry group, pricing service, or regulatory agency, and those prices represent actual and regularly occurring market transactions on an arm’s length basis. The quoted market price used for financial assets held by the Group is the current bid price. These instruments are included in level 1. Instruments included in level 1 comprise primarily of available-for-sale financial assets.

If one or more of the significant inputs is based on unobservable market data, the instrument is included in level 3. Changing one or more of the unobservable inputs in the valuation technique used for level 3 instruments will not significantly impact the fair value of these instruments.

The assessment of the fair value of unquoted equity securities is performed at the balance sheet date based on the latest available data such as underlying net asset value of the investee entity to approximate the fair value as at reporting date.

The contingent consideration is payable if the average profit before tax increased by 11% or more for 2015 and 2016 compared to 2013. The contingent consideration was measured at fair value on the date of acquisition by applying the income approach and held as a financial liability on the balance sheet. This is a level 3 fair value measurement. The fair value estimates are based on a discount rate of 6% (2015: 6%) and estimated revenue and/or average profit before tax for the relevant period as at date of acquisition. The fair values of investment properties are disclosed under note 12.

4.	Critical accounting estimates and judgments

Estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

The Group makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are addressed below.

(a)	Income Taxes

The Group has exposure to income taxes in numerous jurisdictions. Significant judgment is involved in determining the Group-wide provision for income taxes and recognition of deferred tax assets. There are certain transactions and computations for which the ultimate tax determination is uncertain during the ordinary course of business. The Group recognizes liabilities for expected tax issues (note 9) based on reasonable estimates of whether additional taxes will be due and recognizes deferred income tax assets (note 15) on carried forward tax losses and on deductible temporary differences to the extent there are sufficient estimated future taxable profits and/or taxable temporary differences against which the tax losses

29

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

and temporary differences can be utilized. Where the final tax outcome of these matters is different from the amounts that were initially recognized, such differences will impact the income tax and deferred tax recognized in the period in which such determination is made.

(b)	Goodwill and Intangible assets

Upon acquisition, the purchase consideration is allocated between the net tangible and intangible assets other than goodwill on a fair value basis with any excess purchase consideration representing goodwill. Acquired intangible assets are capitalized and amortized systematically over their estimated useful lives (refer to note 2.7), subject to impairment review.

Amortization periods are selected based on assessment of the longevity of the brands, the strength and stability of customer relationships, the market positions of the acquired assets and the technological and competitive risks they face. The longevity of these assets is evidenced by their long established and well regarded brands, and their characteristically stable market condition. The Group has reviewed the useful life of intangible assets and determined that no changes to useful lives were required.

The carrying amounts of goodwill in each business are reviewed for impairment at least annually or more frequently if events or changes in circumstances indicate a potential impairment in accordance to the accounting policy stated in note 2.8. The carrying amounts of all other intangible assets are reviewed where there are indications of possible impairment.

An impairment review involves a comparison of the carrying value of the asset with the higher of value in use based on management cash flow projections or fair value less cost to sell based on market comparable transactions or income approach. Key areas of judgment in estimating the recoverable amount of a CGU are the growth in cash flows over a five-year forecast period, the long term growth rate assumed thereafter and the discount rate applied to the forecast cash flows.

There was no impairment to goodwill during the year ended December 31, 2016. During the year ended December 31, 2016 the Group recorded a trademark intangible asset impairment charge of $4,791 relating to the Haoji Group’s exhibitions business. A detailed discussion on the events leading to the impairment charge is included in note 13. After recording this impairment charge the balance of intangible assets relating this business as at December 31, 2016 was nil. The Group recorded impairment to trademark intangible asset of nil and $2,238 during the year ended December 31, 2015 and 2014, respectively, relating to Haoji Group’s exhibitions business. Goodwill relating to this business was fully impaired in 2013. A sensitivity analysis has been performed for the Exhibition business relating to Topranch Limited based on changes in key assumptions considered to be reasonably possible by management. There will be no impact to the Group’s results after tax if the pre-tax discount rate and the revenue growth applied to the discounted cash flows for this Exhibition business at December 31, 2016 is raised by 1% (2015: 1%) and decreased by 1% (2015: 1%), respectively, with all other variables including tax rate being held constant.

5.	Segment information

Management has determined the operating segments based on the business activities whose operating results are reviewed by the Group’s chief operating decision maker (‘CODM’), which is the Company’s Board of Directors to assess the Group’s performance and to make decisions about resources to be allocated to each segment.

The Group considers the business from a services perspective. The reportable operating segments derive their revenue primarily from the exhibitions and from the online and other media services. The various exhibitions within the exhibitions segment have been aggregated into one reportable segment as they have similar long term economic growth trend.

30

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

Miscellaneous revenue consists mainly of technical services fee income and rental income. The results of these operations are included in the ‘all other segments’ column.

The CODM assesses the performance of the operating segments based on a measure of profit/loss from operations. This measurement basis excludes interest income. Other gains or losses comprising gain on sale of available-for-sale financial assets and impairment loss on available-for-sale financial assets are not allocated to segments, as this type of activity is driven by the treasury of the Group, which manages the cash position of the Group.

The segment information provided to the CODM for the reportable segments for the year ended December 31, 2016 is as follows:

	Exhibitions	Online and other media services	All other segments	Total

Revenue from external customers	$92,381	$58,340	$6,946	$157,667
Reportable segment profit from operations	$5,719	$7,392	$3,208	$16,319
Impairment of intangible assets	$4,791	$-	$-	$4,791
Depreciation and amortization	$4,666	$2,689	$1,591	$8,946
Other material non-cash items:
Non-cash compensation expenses	$1,168	$737	$-	$1,905
Additions to property and equipment and intangible assets	$424	$367	$3	$794
Reportable segment assets	$145,659	$75,512	$50,281	$271,452

The segment information provided to the CODM for the reportable segments for the year ended December 31, 2015 is as follows:

	Exhibitions	Online and other media services	All other segments	Total

Revenue from external customers	$91,854	$70,242	$8,929	$171,025
Reportable segment profit from operations	$8,719	$5,234	$4,728	$18,681
Depreciation and amortization	$5,239	$1,654	$3,106	$9,999
Other material non-cash items:
Non-cash compensation expenses	$1,010	$1,139	$-	$2,149
Additions to property and equipment and intangible assets	$545	$1,001	$44	$1,590
Reportable segment assets	$120,310	$64,136	$77,641	$262,087

31

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

The segment information provided to the CODM for the reportable segments for the year ended December 31, 2014 is as follows:

	Exhibitions	Online and other media services	All other segments	Total

Revenue from external customers	$88,941	$82,430	$7,911	$179,282
Reportable segment (loss)/profit from operations	$(904)	$14,770	$3,591	$17,457
Impairment of intangible assets.	$2,242	$-	$-	$2,242
Depreciation and amortization	$7,580	$1,539	$3,278	$12,397
Other material non-cash items:
Non-cash compensation expenses	$913	$944	$-	$1,857
Additions to property and equipment and intangible assets	$34,933	$9,118	$176	$44,227
Reportable segment assets	$132,772	$88,449	$92,790	$314,011

The revenue from external parties reported to the CODM is measured in a manner consistent with that in the consolidated income statement.

Revenue from barter transactions, which was mainly attributable to Online and Other media Services, was $4,438, $4,779 and $3,104 for the years ended December 31, 2016, 2015 and 2014, respectively. The expenses from barter transactions were $3,251, $3,370 and $3,940 for the years ended December 31, 2016, 2015 and 2014, respectively.

The amounts provided to the CODM with respect to total assets are measured in a manner consistent with that of the consolidated financial statements. These assets are allocated based on the operations of the segment. For the purposes of monitoring segment performance and allocating resources between segments, the CODM monitors the total assets attributable to each segment.

A reconciliation of the reportable segment profit from operations to profit before income taxes is provided as follows:

	2016	2015	2014

Total profit from operations for reportable segments	$16,319	$18,681	$17,457
Unallocated amounts:
Profit on sales of long term investment	43	-	-
Profit on sale of property	-	9,791	-
Interest income	558	792	1,223
Interest expenses	(23)	(83)	(186)
Gain on sale of available-for-sale securities	93	188	11
Profit before income taxes	$16,990	$29,369	$18,505

Revenue from external customers is derived mainly from the exhibitions and from the online and other media services. The online and other media services comprise online services and print services.

Breakdown of the revenue from all services is as follows:

	2016	2015	2014

Revenues
Exhibitions	$92,381	$91,854	$88,941
Online services	52,750	64,421	75,895
Print services	5,590	5,821	6,535
Miscellaneous	6,946	8,929	7,911
	$157,667	$171,025	$179,282

32

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

Miscellaneous income includes rental income for the year ended December 31, 2016, 2015 and 2014 of $5,266, $7,185 and $6,780, respectively.

Geographic information

Revenue by geographic locations is based on the location of the customer. Segment assets are based on the location of the assets. Non-current assets exclude investments and deferred income tax assets. There are no revenue and assets generated from or located in Bermuda.

	2016	2015	2014

Revenues
China	$140,542	$151,005	$155,432
Rest of Asia	16,809	19,741	23,441
United States	286	228	344
Europe	-	1	-
Others	30	50	65
	$157,667	$171,025	$179,282

	December 31,	December 31,
	2016	2015

Non-current assets
China	$93,138	$108,528
Hong Kong	31,373	32,387
Rest of Asia	14,073	15,135
	$138,584	$156,050

There is no revenue derived from transactions with a single external customer that amounted to 10% or more of the Group’s revenue (2015: nil and 2014: nil).

6.	Interest income

	2016	2015	2014

Interest income
Balances with banks	$128	$76	$84
Term deposits with banks	430	716	1,139
	$558	$792	$1,223

33

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

7.	Expenses by nature

	2016	2015	2014

Depreciation of property and equipment (note 11)	$3,674	$3,670	$3,327
Depreciation of investment property (note 12)	1,591	2,015	2,197
Amortization of intangible assets (note 13)	3,681	4,314	6,873
Total depreciation and amortization	$8,946	$9,999	$12,397

Employee benefit expenses (note 8)	37,186	30,492	28,991
Rental expense on operating leases	15,498	14,407	13,016
Content, community, marketing and administrative service fees	12,995	25,842	26,259
Advertising costs	7,060	6,898	9,405
Sales commissions to third parties	27,173	35,466	39,091
Business tax	1,211	1,968	1,317
Legal and professional fees	730	1,374	1,211
Magazine, printing and mailing	796	961	1,172
Materials and supplies	10,838	10,700	11,197
Impairment of intangible assets (note 13)	4,791	-	2,242
Exchange loss	1,237	2,094	2,547
Other expenses	12,887	12,143	12,980
Total operating expenses	$141,348	$152,344	$161,825

The general and administrative expenses in the consolidated income statement consist of:

	2016	2015	2014

Amortization of intangible assets	$3,681	$4,314	$6,873
Impairment of intangible assets	4,791	-	2,242
Exchange loss	1,237	2,094	2,547
Other general and administrative expenses	33,310	37,289	36,342
	$43,019	$43,697	$48,004

8.	Employee benefit expenses

	2016	2015	2014

Wages and salaries	$31,629	$25,981	$25,005
Retirement contribution plans	2,638	1,753	1,705
Non-cash compensation expenses	1,804	1,824	1,431
Other employee’s benefits	1,115	934	850
	$37,186	$30,492	$28,991

9.	Income tax expense

Some of the Company’s subsidiaries operate in Hong Kong, China, Singapore and certain other jurisdictions and are subject to income taxes in their respective jurisdictions. The Group is also subject to withholding taxes for revenues earned in certain countries.

The Company received an exemption from Bermuda taxation under the Exempted Undertakings Tax Protection Act, 1996 (as amended) of Bermuda until March 31, 2035. The Group did not utilize this tax holidays as at December 31, 2016 and December 31, 2015, as there were no taxable profits. Some of the Company’s subsidiaries operate in the Cayman Islands and other jurisdictions where there are no taxes imposed on companies.

34

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

Income tax expense for the year consists of:

	2016	2015	2014

Current tax:
Current foreign tax on profits for the year	$2,832	$6,277	$4,430
Total current tax	2,832	6,277	4,430
Deferred foreign tax benefit (note 15)	(4,160)	(1,389)	(1,962)
Income tax (credit)/expense	$(1,328)	$4,888	$2,468

Income tax (credit) /expense is attributable to:
Profit from continuing operations	$(1,328)	$4,609	$1,646
Profit from discontinued operations	-	279	822
	$(1,328)	$4,888	$2,468

The tax on the Group’s profit before income taxes differs from the theoretical amount that would arise using the statutory income tax rate of 0% as follows:

	2016	2015	2014

Profit before income taxes	$16,990	$35,277	$21,309

Tax calculated at statutory income tax rate of nil% (2015: nil%; 2014: nil%)	-	-	-

Tax effect of:
Foreign income and revenues taxed at higher rates, net of deferred tax assets recognized	$(1,328)	$4,888	$2,468
Income tax (credit)/expense	$(1,328)	$4,888	$2,468

The Company’s subsidiaries, including the subsidiaries that employ the Group’s own direct sales force established in 2016, are subject to taxation in Hong Kong, China, Singapore and other jurisdictions. There are certain open tax assessments as at December 31, 2016. The tax returns of the Company’s subsidiaries remain open to assessment in the following major tax jurisdictions: Hong Kong - for the financial years from 2015 to 2016, Singapore - for the financial years from 2015 to 2016 and China - for the financial years from 2012 to 2016. Accordingly, the Group’s estimates of income tax expenses and liabilities of each year end include management judgment about the eventual outcome of the reviews of open years based on the latest information available about the positions taken by each tax authority.

10.	Earnings per share

(a)	Basic

Basic earnings per share is calculated by dividing the profit attributable to equity holders of the Company by the weighted average number of ordinary shares in issue during the year excluding ordinary shares purchased by the Company and held as treasury shares.

35

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	2016	2015	2014

Profit attributable to equity holders of the Company from continuing operations	$18,369	$23,995	$17,407
Profit attributable to equity holders of the Company from discontinued operations	-	5,893	923
Total profit attributable to equity holders of the Company	$18,369	$29,888	$18,330

Weighted average number of ordinary shares in issue	23,897,328	27,404,537	31,953,136

Basic earnings per share ($ per share):
Continuing operations	$0.77	$0.87	$0.54
Discontinued operations	-	0.22	0.03
Total basic earnings per share ($ per share)	$0.77	$1.09	$0.57

(b)	Diluted

Diluted earnings per share is calculated by adjusting the weighted average number of ordinary shares outstanding to assume the effects of all dilutive potential ordinary shares. The dilutive potential ordinary shares of the Company consist of share grants.

For share grants, a calculation is done to determine the number of shares that could have been acquired at fair value (determined as the average annual market share price of the Company’s shares) based on the monetary value of the outstanding share grants. The number of shares so calculated is compared against the number of shares that would have been issued assuming the exercise of the shares granted. The difference is added to the denominator as an issue of ordinary share for no consideration. No adjustment is made to earnings (the numerator).

	2016	2015	2014

Profit attributable to equity holders of the Company from continuing operations	$18,369	$23,995	$17,407
Profit attributable to equity holders of the Company from discontinued operations	-	5,893	923
Total profit attributable to equity holders of the Company	$18,369	$29,888	$18,330

Weighted average number of ordinary shares in issue	23,897,328	27,404,537	31,953,136
Adjustments for share grants	1,407,933	1,416,439	1,529,235
Weighted average number of ordinary shares for diluted earnings per share	25,305,261	28,820,976	33,482,371

Diluted earnings per share ($ per share):
Continuing operations	$0.73	$0.83	$0.52
Discontinued operations	-	0.20	0.03
Diluted earnings per share ($ per share)	$0.73	$1.03	$0.55

36

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

11.	Property and equipment

	Freehold land	Buildings	Leasehold improvements	Computer equipment, software, fixtures, fittings and office equipment and reusable trade show booths	Motor vehicles	Capital work-in- progress	Total

Year ended December 31, 2016
Cost
Opening balance	$9,350	$49,906	$13,113	$31,947	$333	$-	$104,649
Exchange differences	-	(1,410)	(102)	(53)	(4)	(3)	(1,572)
Transfer from investment property	-	19,851	-	-	-	-	19,851
Additions	-	-	58	284	44	49	435
Disposals and write off	-	-	(22)	(1,045)	(33)	-	(1,100)
Total cost	$9,350	$68,347	$13,047	$31,133	$340	$46	$122,263

Year ended December 31, 2016
Accumulated depreciation
Opening balance	$-	$4,986	$10,488	$29,931	$180	$-	$45,585
Exchange differences	-	(174)	(85)	(43)	(3)	-	(305)
Transfer from investment property	-	2,803	-	-	-	-	2,803
Depreciation for the year	-	1,259	1,129	1,232	54	-	3,674
Disposals and write off	-	-	(22)	(1,043)	(33)	-	(1,098)
Total accumulated depreciation	-	8,874	11,510	30,077	198	-	50,659
Net book amount	$9,350	$59,473	$1,537	$1,056	$142	$46	$71,604

Year ended December 31, 2015
Cost
Opening balance	$10,007	$50,585	$13,756	$33,703	$396	$117	$108,564
Exchange differences	(657)	(679)	(354)	(1,017)	(2)	42	(2,667)
Transfer	-	-	-	318	-	(318)	-
Additions	-	-	25	653	-	159	837
Disposals and write off	-	-	(314)	(1,630)	-	-	(1,944)
Disposal of subsidiary	-	-	-	(80)	(61)	-	(141)
Total cost	$9,350	$49,906	$13,113	$31,947	$333	$-	$104,649

Year ended December 31, 2015
Accumulated depreciation
Opening balance	$-	$3,957	$9,678	$31,241	$169	$-	$45,045
Exchange differences	-	(49)	(238)	(921)	(1)	-	(1,209)
Depreciation for the year	-	1,078	1,299	1,244	64	-	3,685
Disposals and write off	-	-	(251)	(1,598)	-	-	(1,849)
Disposal of subsidiary	-	-	-	(35)	(52)	-	(87)
Total accumulated depreciation	-	4,986	10,488	29,931	180	-	45,585
Net book amount	$9,350	$44,920	$2,625	$2,016	$153	$-	$59,064

Shenzhen International Chamber of Commerce Tower

In 2004, the Group entered into an agreement to purchase approximately 9,000 square meters of office space in a commercial building in Shenzhen, China. The building is situated on leasehold land. The lease period of the land is 50 years, commencing from 2002. At the end of the lease period, the building together with land will revert to the local government authority. The construction was completed and the property was put in use during 2005. Depreciation of the property commenced during 2005. This building is depreciated on a straight-line basis over the remaining lease term.

In 2008, the Group purchased approximately 6,365 square meters of office space in the above mentioned commercial building in Shenzhen, China. Depreciation of the property commenced during 2008. This building is depreciated on a straight-line basis over the remaining lease term.

In 2015, the Group sold 22,800 square feet of property, which was classified as investment property, and recorded as profit on sale of property of $9,791 and related taxes of $2,241 resulting from this transaction.

Southmark

In 2008, the Group purchased approximately 22,874 square feet of office space, together with six car parking spaces, in a commercial building in Hong Kong. The lease period of the land is 55 years, commencing from 1991. Depreciation of the property commenced during 2008, and the building is being depreciated on a straight-line basis over the remaining lease term.

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GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

In 2013, the Group sold 9,431 square feet of the property, which was classified as property and equipment and three car parking spaces and recorded a profit on sale of property of $4,457 resulting from this transaction.

City Point

In 2011, the Group purchased approximately 6,668 square meters of office space in Shanghai, China. The lease period of the land is 50 years, commencing from 2006. Depreciation of the property commenced during 2011, and the building is being depreciated on a straight-line basis over the remaining lease term.

Vita Tower

In 2013, the Group purchased approximately 36,822 square feet of office space in a commercial building situated in Hong Kong. The building is situated on land with a lease period of 75 years expiring in 2023, which is renewable for a further 75 years. Depreciation of the property commenced during 2013 and the building is being depreciated on a straight-line basis over 50 years.

One Sims Lane

In 2014, the Group purchased approximately 22,496 square feet of office space together with appurtenant roof top accessory lots in a commercial building situated in Singapore. The building is situated on freehold land. There is no depreciation on the land portion of the property. The depreciation on the building portion of the property commenced during 2014 and the building portion is being depreciated on a straight-line basis over 50 years.

The carrying amounts of the land and buildings as at December 31, 2016 and December 31, 2015 were as follows:

Property and equipment	Carrying amount as at December 31, 2016	Carrying amount as at December 31, 2015

Shenzhen International Chamber of Commerce Tower	$7,250	$3,731
Southmark	$5,648	$5,833
City Point	$21,143	$9,374
Vita Tower	$22,731	$23,224
One Sims Lane	$12,051	$12,108
	$68,823	$54,270
Investment properties (note 12)	$47,955	$69,726
	$116,778	$123,996

The total carrying amount of the investment properties (note 12) and freehold land and buildings under property and equipment as at December 31, 2016 and December 31, 2015 were $116,778 and $123,996, respectively. The total fair value of these properties as at December 31, 2016 and December 31, 2015 were $226,151 and $227,349, respectively. The fair values of the properties in Hong Kong and China, as at December 31, 2016 and December 31, 2015 were determined by Savills Valuation and Professional Services Limited, Hong Kong and the fair value of the property in Singapore as at December 31, 2016 was determined by Savills Valuation and Professional Services (S) Pte Ltd., using internationally accepted valuation methods.

The fair values of properties are determined with the assistance of independent licensed appraisers who have appropriate recognized qualifications and experience to carry out such an exercise. The fair value is based on market values, being the estimated amount for which a property can be exchanged on the date of valuation between a willing buyer and a willing seller in an arm’s length transaction. The Group did not record the fair value gains as the Group records the property and equipment and the investment properties

38

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

at cost less accumulated depreciation and accumulated impairment losses as disclosed in notes 2.5 and 2.6, respectively.

12.	Investment properties

	2016	2015

Cost
Opening balance	$81,323	$97,567
Exchange differences	(3,647)	(3,222)
Transfer to property and equipment	(19,851)	-
Disposals	-	(13,022)
Total cost	$57,825	$81,323

Accumulated Depreciation
Opening balance	$11,597	$12,021
Exchange differences	(515)	(385)
Transfer to property and equipment.	(2,803)	-
Depreciation for the year	1,591	2,015
Disposals	-	(2,054)
Total accumulated depreciation	$9,870	$11,597

Net book amount	$47,955	$69,726

The information of the properties is detailed in note 11.

The fair value attributable to investment properties determined using income capitalization approach, based on the highest and best use, as at December 31, 2016 was $103,926 (2015: $142,778). In the case when investment property forms part of a larger property unit, it is distinguished by management on the basis of the area which it occupies in the total area of the property unit.

The table below analyses the fair values of investment properties, by valuation method. The different levels have been defined as follows:

•	Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities.

•	Level 2: inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices).

•	Level 3: inputs for the asset or liability that are not based on observable market data (that is unobservable inputs).

The following table presents the Group’s investment properties at fair value.

	At 31 December 2016
	Level 1	Level 2	Level 3	Total

Asset
Investment properties	$-	$-	$103,926	$103,926
Total asset	$-	$-	$103,926	$103,926

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GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	At 31 December 2015
	Level 1	Level 2	Level 3	Total

Asset
Investment properties	$-	$-	$142,778	$142,778
Total asset	$-	$-	$142,778	$142,778

Level 3 fair values of investment properties have been derived using the income capitalization approach whereby the rental incomes from rental contract for remaining rental periods are capitalized, taking into account the changes in market rents after the expiry of the contracts. The most significant input into this valuation approach is rental yield per square foot.

The rental income from investment properties for the year ended December 31, 2016, 2015 and 2014 was $5,208, $6,965 and $6,565, respectively.

Direct operating expenses for investment properties, which generated rental income for the year ended December 31, 2016, 2015 and 2014 were as follows:

	2016	2015	2014

Insurance	$43	$56	$61
Property tax/services fee/management fee	588	692	712
Building maintenance	3	11	36
Business tax	131	239	232
Depreciation	1,591	2,015	2,197
Total expenses	$2,356	$3,013	$3,238

The contractual obligations relating to the investment property for maintenance for the year ended December 31, 2016, 2015 and 2014 were $26, $31 and $26, respectively.

40

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

13.	Intangible assets

	Trademarks	Non-compete agreements	Goodwill	Computer software	Total

Year ended December 31, 2016
Cost
Opening balance	$32,206	$139	$13,223	$1,019	$46,587
Exchange differences	(2,049)	-	(866)	-	(2,915)
Additions	-	359	-	-	359
Write-off	-	(498)	-	-	(498)
Total cost	$30,157	$-	$12,357	$1,019	$43,533

Year ended December 31, 2016
Accumulated amortization and impairment
Opening balance	$15,162	$135	$4,843	$138	$20,278
Exchange differences	(1,309)	-	(317)	-	(1,626)
Amortization for the year	2,979	363	-	339	3,681
Impairment charge	4,791	-	-	-	4,791
Write-off	-	(498)	-	-	(498)
Total accumulated amortization and impairment	$21,623	$-	$4,526	$477	$26,626

Net book amount	$8,534	$-	$7,831	$542	$16,907

Year ended December 31, 2015
Cost
Opening balance	$40,626	$1,758	$18,472	$488	$61,344
Exchange differences	(1,554)	-	(742)	(53)	(2,349)
Additions	-	169	-	584	753
Write-off	-	(1,788)	-	-	(1,788)
Disposal of subsidiary	(6,866)	-	(4,507)	-	(11,373)
Total cost	$32,206	$139	$13,223	$1,019	$46,587

Year ended December 31, 2015
Accumulated amortization and impairment
Opening balance	$15,060	$1,542	$6,991	$19	$23,612
Exchange differences	(879)	-	(138)	(5)	(1,022)
Amortization for the year	4,121	381	-	124	4,626
Write-off	-	(1,788)	-	-	(1,788)
Disposal of subsidiary	(3,140)	-	(2,010)	-	(5,150)
Total accumulated amortization and impairment	$15,162	$135	$4,843	$138	$20,278

Net book amount	$17,044	$4	$8,380	$881	$26,309

The Group has recognized intangible assets relating to non-compete agreements with its former employees and former team members at fair values as discussed in note 2.15 (b) and note 21. The Group amortizes these intangible assets on straight-line basis over the non-compete term which is specified in the award.

The amortization expense was included under general and administration expenses in the consolidated income statements.

Impairment test for goodwill/trademarks:

Goodwill is allocated to the Group’s cash-generating units (‘CGUs’) identified according to operating segments. An operating segment-level summary of the goodwill allocation is:

	December 31, 2016	December 31, 2015

Exhibitions, Topranch Limited	$7,831	$8,380
Net book amount	$7,831	$8,380

41

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

The trademark intangible assets relating to acquired businesses as at December 31, 2016 and 2015 were as follows:

	December 31, 2016	December 31, 2015

Exhibitions, Topranch Limited	$8,534	$10,438
Exhibitions, Haoji Group	-	6,606
	$8,534	$17,044

The recoverable amount of CGU has been determined based on value-in-use calculations. These calculations use cash flow projections by management covering a five-year period. Cash flows beyond the five-year period are extrapolated using the estimated growth rates. The growth rate did not exceed the long-term average growth rate for the business in which the CGU operates. The trademark intangible asset as at December 31, 2016 will be amortized over its remaining useful life of 7 years.

Exhibitions, Shenzhen China:

Key assumptions used for value-in-use calculations in 2016 and 2015 are as follows:

Topranch Limited:

•	Revenue growth of average 4% (2015: 4%)

•	Pre-tax discount rate of 20% (2015: 21%) applied to the pre-tax cash flow projections

•	Growth rate beyond five years of 1.5% (2015: 1.5%)

These above assumptions have been used for the analysis of the CGU within the operating segment.

Management determined revenue growth rate based on past performance and its expectations of market developments. The discount rates used reflect specific risks relating to the relevant operating segment.

There was no impairment to goodwill for Topranch Limited as at December 31, 2016. In addition, there were no indicators of impairment for the trademark relating to Topranch Limited as at December 31, 2016. The Group also re-assessed the useful lives of the trademarks and determined that no change in the useful lives was required in 2016.

Haoji Group:

Key assumptions used for value-in-use calculation in 2016 and 2015 are as follows:

•	Revenue growth of average -3% (2015: 8%).

•	Pre-tax discount rate of 22% (2015: 21%) applied to the pre-tax cash flow projections

•	Growth rate beyond five years of 1.5% (2015: 1.5%)

42

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

Management determined revenue growth rates based on past performance and its expectations of market developments. The discount rates used reflect specific risks relating to the relevant operating segment.

Due to continuing decline in the economic climate in China especially in the high fashion industry sector, increase in market competition and reductions in marketing expenditure by the customers, management noted a decline in booth sales for the 2016 event compared to the earlier projections. Accordingly, management performed impairment reviews as at June 30, 2016 and as at December 31, 2016. These reviews revealed a slower sales and collections trend and a shortfall in the future cash flows to support the recoverability of the carrying value of the Haoji Group exhibition business. The cash flow projections used by management were based on the detailed financial and operating plans of the business and the decline in the high fashion industry sector and covered a five-year period. Cash flows beyond the five-year period are extrapolated using estimated growth rates. Based on the review, management recorded a total impairment of $4,791(2015: nil and 2014: $2,238) to trademark intangible assets in the consolidated income statement for the year ended December 31, 2016. The goodwill relating to Haoji Group business was fully impaired as at December 31, 2013. The net book value of the intangible assets relating to the Haoji Group exhibition business as at December 31, 2016 was nil.

14.	Financial assets, available-for-sale and long term investments

(a)	Financial assets, available-for-sale

	2016	2015

At January 1	$-	$3,952
Purchases during the year	33,693	12,883
Disposals	(22,329)	(16,946)
Exchange differences	-	(54)
Fair value gains recognized in other comprehensive income	127	165
At December 31	$11,491	$-

Financial assets, available-for-sale include the followings:

	December 31,	December 31,
	2016	2015

Listed securities:
Quoted money market debt instruments	$11,234	$-
Unquoted equity instruments	257	-
	$11,491	$-

The quoted money market debt instruments of $11,234 were recorded under short-term available-for-sale financial assets and the unquoted equity instruments of $257 were recorded under long-term available-for-sale financial assets.

The maximum exposure to credit risk at the reporting date is the carrying value of the debt securities classified as available for sale.

None of these financial assets are either past due or impaired (2015: nil).

(b)	Long term investment

During 2016, equity instruments carried at $100 were sold for $143. These equity instruments were previously held in a privately held unaffiliated electronic commerce company for business and strategic purposes.

43

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

15.	Deferred tax

Deferred tax assets and liabilities are offset when there is a legally enforceable right to offset current income tax assets against current income tax liabilities and when the deferred income taxes relate to the same fiscal authority. The amounts, determined after appropriate offsetting, are shown on the balance sheets as follows:

	December 31, 2016	December 31, 2015

Deferred tax assets:
Deferred tax asset to be recovered after more than 12 months	$2,470	$11
Deferred tax assets to be recovered within 12 months	199	378
	$2,669	$389

Deferred tax liabilities:
Deferred tax liabilities to be settled after more than 12 months	$(1,829)	$(3,413)
Deferred tax liabilities to be settled within 12 months	(624)	(1,080)
	$(2,453)	$(4,493)

The gross movement on the deferred income tax account is as follows:

	December 31, 2016	December 31, 2015

At January 1	$(4,104)	$(6,646)
Credited to consolidated income statement	4,160	1,389
Disposal of subsidiary	-	918
Exchange differences	160	235
At December 31	$216	$(4,104)

44

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

The movement in deferred income tax assets and liabilities during the year, without taking into consideration the offsetting of balances within the same tax jurisdiction, is as follows:

Deferred tax assets	Provisions and expenses	Tax losses	Other	Total

At January 1, 2014	$98	$-	$-	$98
(Charged)/credited to the consolidated income statement	(90)	428	-	338
At December 31, 2014	$8	$428	$-	$436

Credited to the consolidated income statement.	3	146	-	149
At December 31, 2015	$11	$574	$-	$585

Credited to the consolidated income statement	312	1,796	-	2,108
Exchange differences	-	(24)	-	(24)
At December 31, 2016	$323	$2,346	$-	$2,669

Deferred tax liabilities	Accelerated tax depreciation	Withholding tax on unremitted profits	Fair value adjustments on acquisition of business	Total

At January 1, 2014	$60	$-	$4,531	$4,591
Acquisition of business	-	-	4,115	4,115
Charged/(credited) to the consolidated income statement	203	445	(2,272)	(1,624)
At December 31, 2014	$263	$445	$6,374	$7,082

Disposal of subsidiary	-	-	(918)	(918)
Credited to the consolidated income statement	(54)	(225)	(961)	(1,240)
Exchange differences	-	-	(235)	(235)
At December 31, 2015	$209	$220	$4,260	$4,689

(Credited)/charged to the consolidated income statement	(200)	90	(1,942)	(2,052)
Exchange differences	-	-	(184)	(184)
At December 31, 2016	$9	$310	$2,134	$2,453

Deferred income tax assets are recognized for tax loss carry-forwards and on deductible temporary differences to the extent that the realization of the related tax benefit through future taxable profits and taxable temporary differences is probable. The increase in deferred tax assets in 2016 is primarily due to the deductible temporary differences and tax losses in certain China subsidiaries and the consolidation of certain business activities of the Group in a Singapore subsidiary in 2016. The decrease in deferred tax liabilities in 2016 is mainly due to the reversal of deferred tax liability relating to the impairment of trademark of Haoji Group as explained in Note 13. The Group did not recognize deferred income tax assets of $7,482 (December 31, 2015: $8,674) in respect of losses amounting to $25,974 (December 31, 2015: $30,860) that can be carried forward against future taxable income. Losses amounting to $21,086 (December 31, 2015: $25,632) expire by 2024, and the remaining losses have no expiry date. In 2016, $850 (2015: $5,031) of previously unrecognized losses were utilized.

45

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

16.	Prepaid expenses and other current assets

	December 31, 2016	December 31, 2015

Non-current portion:
Club memberships	$216	$216
Deferred expenses - exhibition (ii)	1,509	524
Rental, utility and other deposits	393	211
	$2,118	$951

Current portion:
Unsecured employee loans (i)	$21	$17
Prepaid expenses	1,660	1,441
Deferred expenses - exhibition (ii)	11,876	14,010
Other current assets	572	800
	$14,129	$16,268

(i)	The loans for the lease of residence are unsecured, interest free and are repayable in equal monthly installments over the period of the lease, typically less than or equal to twelve months.

There were no loans due from the Company’s directors and executive officers as at December 31, 2016 and December 31, 2015.

(ii)	Deferred expenses relate to deferred commission expenses and direct event production costs for exhibition events to be held in future periods.

The fair value of club membership, employee loans and other receivables at the reporting date approximates its carrying value of each asset mentioned above.

17.	Inventories

	December 31, 2016	December 31, 2015

Stock of paper, at cost	$111	$176
	$111	$176

The cost of inventories recognized as expense and included in community and content amounted to $136 and $164 for the years ended December 31, 2016 and 2015, respectively.

18.	Accounts receivable and receivables from sales representatives

	December 31, 2016	December 31, 2015

Accounts receivable	$947	$931
Less: provision for impairment of accounts receivable	(109)	(82)
Accounts receivable - net	838	849
Receivables from sales representatives	4,962	8,802
	$5,800	$9,651

The fair values of accounts receivable and receivables from sales representatives are as follows:

	December 31, 2016	December 31, 2015

Accounts receivable	$838	$849
Receivables from sales representatives	4,962	8,802
	$5,800	$9,651

As at December 31, 2016 and December 31, 2015, receivables from sales representatives of $4,962 and $8,802, respectively, were neither past due nor impaired. The receivables from sale representatives represent cash receipts from the Group's customers, net of commissions and fees payable, and which are collected by the independent sales representatives on behalf of the Group. These cash receipts are banked into designated bank accounts owned by the independent sales representatives in China. For credit risk

46

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

management purposes, the Group's employees are the only authorized signatories for the withdrawal of cash from these bank accounts. The majority of these independent sales representatives have long standing relationships with the Group, and for whom there is no recent history of default.

As at December 31, 2016 and December 31, 2015 accounts receivable of $838 and $849, respectively were past due but not impaired. The aging analysis of these accounts receivable is as follows:

	December 31, 2016	December 31, 2015

Up to 3 months	$645	$729
3 to 6 months	149	93
Over 6 months	44	27
	$838	$849

As at December 31, 2016 and December 31, 2015, the gross trade receivable of $109 and $82, respectively, were impaired and provided for. The individually impaired receivable mainly relate to certain customers for online and other media services, which are in unexpectedly difficult economic situations.

The aging of these accounts receivable is as follows:

	December 31, 2016	December 31, 2015

Up to 3 months	$28	$35
3 to 6 months	36	21
Over 6 months	45	26
	$109	$82

Movements on the Group’s provision for impairment of accounts receivable are as follows:

	December 31, 2016	December 31, 2015	December 31, 2014

At January 1	$82	$291	$476
Provision/(write back) for receivable impairment	111	(35)	166
Receivables written off during the year as uncollectible	(84)	(174)	(351)
At December 31	$109	$82	$291

The creation and release of provision for impaired receivables have been included in sales costs in the consolidated income statements. Amounts charged to the allowance account are generally written off, when there is no expectation of recovering additional cash.

The maximum exposure to credit risk at the reporting date is the carrying value of each class of receivable mentioned above. The Group does not hold any collateral as security.

47

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

19.	Cash, bank balances, term deposits with banks and financial assets, available-for-sale

	December 31, 2016	December 31, 2015

Cash at bank and on hand	$31,247	$27,441
Term deposits with original maturities of three months or less	57,502	42,915
Cash and cash equivalents	$88,749	$70,356

Quoted money market debt instruments	11,234	-
Unquoted equity instruments	257	-
Financial assets available-for-sale	$11,491	$-

Term deposits with original maturities of over three months	9,919	9,097
Total	$110,159	$79,453

20.	Share capital and treasury shares

	Number of common shares		Amount
	Issued share capital	Treasury shares	Issued share capital	Treasury shares	Share premium

At January 1, 2014	52,481,771	(17,996,000)	$525	$(150,089)	$39,985
Issuance of common shares under Equity Compensation Plans	420,456	-	4	-	-
Common shares	-	(5,000,000)	-	(50,000)	-
At December 31, 2014	52,902,227	(22,996,000)	$529	$(200,089)	$39,985

Issuance of common shares under Equity Compensation Plans	375,126	-	4	-	-
Common shares	-	(6,666,666)	-	(50,000)	-
At December 31, 2015	53,277,353	(29,662,666)	$533	$(250,089)	$39,985

Issuance of common shares under Equity Compensation Plans	322,549	-	3	-	-
At December 31, 2016	53,599,902	(29,662,666)	$536	$(250,089)	$39,985

The authorized share capital of the Company as at December 31, 2016 and December 31, 2015 is 75,000,000 common shares of $0.01 par value. As at December 31, 2016 and December 31, 2015, the Company has 23,937,236 and 23,614,687 common shares outstanding, respectively. The share premium of $39,985 as at December 31, 2016 and December 31, 2015 is recognized under capital reserves in note 22.

On February 4, 2008, the Board of Directors of the Company authorized a program to buy back up to $50,000 worth of common shares. The Company may, from time to time, as business conditions warrant, purchase shares in the open market or through private transactions. The buyback program does not obligate the Company to buyback any specific number of shares and may be suspended or terminated at any time at management’s discretion. The timing and amount of any buyback of shares will be determined by management based on its evaluation of market conditions and other factors. As at December 31, 2016 and December 31, 2015, the Company has not bought back any of its shares under this program.

Under a separate program approved by the Board of Directors of the Company at their meeting held on November 10 and 11, 2008, the Company repurchased 6,875,000 issued and outstanding common shares at a total purchase price of $50,000 or $8.00 per share pursuant to a tender offer available for all shareholders to participate in 2008. The Company is holding the repurchased shares as treasury shares.

On June 24, 2010, the Board of Directors of the Company authorized a program to repurchase 11,121,000 of its common shares by tender offer at purchase price of $9.00 per share. Accordingly, in August 2010,

48

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

the Company completed the repurchase and paid a total purchase consideration of $100,089. The Company is holding the repurchased shares as treasury shares.

On March 11, 2014, the Board of Directors of the Company authorized the repurchase of 5,000,000 of its common shares by tender offer at purchase price of $10.00 per share. The Company completed the repurchase in June 2014 and paid a total purchase consideration of $50,000. The Company is holding the repurchased shares as treasury shares.

On June 9, 2015, the Board of Directors of the Company authorized the repurchase of 6,666,666 of its common shares by tender offer at purchase price of $7.50 per share. The Company completed the repurchase in July 2015 and paid a total purchase consideration of $50,000. The Company is holding the repurchased shares as treasury shares.

21.	Non-cash compensation

On December 30, 1999, the Company established The Global Sources Employee Equity Compensation Trust (the ‘Trust’) for the purpose of administering monies and other assets to be contributed by the Company to the Trust for the establishment of equity compensation and other benefit plans, including the Equity Compensation Plans Numbers I to VII described below. The Trust is administered by Appleby Services (Bermuda) Ltd (previously known as ‘Harrington Trust Limited’ and then as ‘Appleby Trust (Bermuda) Ltd.’) (the ‘Trustee’). The Trustee in the exercise of its power under the Declaration of Trust may be directed by the Equity Compensation Plan committee, including the voting of securities held in the Trust. The Board of Directors of the Company will select the members of the Equity Compensation Plan committee.

On February 4, 2000, in conjunction with the establishment of the Trust and the Share Exchange, the former parent company of Global Sources Ltd. assigned 4,034,552 common shares of the Company at a historical cost of less than $1, representing a 10% equity interest in the Company, for the establishment of share option plans and/or share award plans, known as ECP I, ECP II and ECP III. Subsequently, share option plans and/or share award plans, known as ECP IV, ECP V, ECP VI and ECP VII were established.

Pursuant to a Declaration of Trust dated November 28, 2006 by the Trustee, ‘The Global Sources Equity Compensation Trust 2007’ (‘2007 Trust’) was established. The 2007 Trust is administered by the Trustee as trustee. The purpose of the 2007 Trust is to administer shares contributed by the Company to the 2007 Trust from time to time in connection with providing equity compensation benefits under The Global Sources Equity Compensation (2007) Master Plan described below (‘ECP 2007 Master Plan’). In exercising its powers under the Trust, the Trustee may be directed by a plan committee to be constituted and appointed by the Company. The Plan Committee (‘ECP 2007 Plan Committee’) was constituted and appointed by the Board of Directors on February 15, 2007.

The ECP 2007 Master Plan was approved by the Company’s shareholders on May 8, 2006. The ECP 2007 Master Plan commenced with effect on January 1, 2007 and, unless terminated earlier by the Company’s Board of Directors, will expire on December 31, 2017. The Group’s employees, directors, consultants and the Group’s independent contractors’ employees are eligible to be awarded grants of the Company’s common shares under the ECP 2007 Master Plan. The grantees and the number of shares to be awarded, and the vesting rules and other terms and conditions, are to be as determined by the Plan Committee, which is authorized under the ECP 2007 Master Plan to issue supplementary or subsidiary documents to set out and evidence such vesting rules and other terms and conditions. The total number of shares to be issued under the ECP 2007 Master Plan is subject to a limit of 3,000,000 common shares which was subsequently increased in 2014 to 6,000,000 common shares, by an amendment to the ECP 2007 Master Plan.

On November 7, 2006, the Company filed a Form S-8 Registration Statement under the Securities Act of 1933, with the U.S. Securities and Exchange Commission, for up to 3,000,000 common shares to be issued under the ECP 2007 Master Plan. Subsequently on March 5, 2015 the Company filed a Form S-8 Registration Statement under Securities Act of 1933, with the U.S. Securities and Exchange Commission, for up to 2,849,269 shares to be issued under the amended ECP 2007 Master Plan.

49

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

(a)	Share grants to employees and team members

The Equity Compensation Plan committee approved and made several share awards/ options under the plans ECP I, ECP II, ECP III, ECP IV and ECP VII. All the share awards/ options under these plans have fully vested. The non-cash compensation expenses associated with these awards have been recognized over the vesting terms of the awards from their respective award dates.

Eligible employees, directors and team members (consultants and the employees of third party independent contractors) under ECP V are awarded grants of shares, the numbers of which are determined by the Equity Compensation Plan committee.

Entitlement of the employees and directors to these common shares is subject to employment and vesting terms. Entitlement of team members to these common shares is subject to continued services provided by them and vesting terms.

The Equity Compensation Plan committee approved the awards of common shares under ECP V on January 23, 2001. The Equity Compensation Plan committee subsequently approved additional awards of common shares under ECP V on various dates.

The non-cash compensation expenses associated with the above awards are recognized over the five or six year vesting term as applicable from the respective award dates.

On March 6, 2007, the Plan Committee approved and issued ‘The Global Sources Share Grant Award Plan’ as a supplementary or subsidiary document to the ECP 2007 Master Plan. Under the plan, the Plan Committee is to determine who will be granted awards of shares and the number of shares to be awarded to them, and the vesting schedule for such awards. The plan commenced with effect on March 6, 2007, and will terminate upon the expiration or termination of the ECP 2007 Master Plan, or upon the liquidation of the Company, or upon termination by the Plan Committee, whichever is the earliest to occur. The Plan Committee approved awards of common shares under the plan during the years 2007 to 2016 to employees and team members (consultants and the employees of third party independent contractors). The non-cash compensation expenses associated with the awards are recognized over the six year vesting term of the award.

On April 24, 2009, the Plan Committee approved and issued ‘The Global Sources Directors Share Grant Award Plan’ as a supplementary or subsidiary document to the ECP 2007 Master Plan. Persons eligible to receive grants under the plan are directors of the Company. Under the plan, the Plan Committee is to determine who amongst the directors of the Company will be granted awards of shares and the number of shares to be awarded to them. Any shares awarded will not vest immediately, but only at the end of four years after such effective date as may be specified by the Plan Committee (or in accordance with such other vesting schedule as may be determined by the Plan Committee). The plan commenced with effect on April 24, 2009, and will terminate upon the expiration or termination of the ECP 2007 Master Plan, or upon the liquidation of the Company, or upon termination by the Plan Committee, whichever is the earliest to occur. The Plan Committee made several awards of common shares under this plan during the period June 2009 to December 2015. In 2016, the plan committee awarded 21,000 common shares (comprising 3,000 common shares each to seven directors of the Company) and 17,000 common shares (comprising 3,000 common shares each to five directors and 1,000 common shares each to two directors of the Company), in February 2016 and December 2016, respectively, under this plan. The non-cash compensation expenses associated with the awards under the plan are recognized over the four year vesting term of the award.

As at December 31, 2016 and December 31, 2015, there was $3,496 and $3,498, respectively, of unrecognized non-cash compensation cost associated with the awards under the above ECP plans, excluding the awards under ECP VI, and The Global Sources Retention Share Grant Plan and The Global Sources Retention Share Grant Plan II, which are expected to be recognized over the next six years.

50

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

(b)	Share grants for non-compete agreements

Eligible employees and team members under ECP VI are awarded, when they resign or retire from their respective employment or consultancy service, one-time grants of Global Sources Ltd. common shares, the numbers of which are determined by the Equity Compensation Plan committee. Entitlement of the grantees to these common shares is subject to non-compete terms. There is no other vesting conditions other than the non-compete terms. The Equity Compensation Plan committee approved ECP VI on March 13, 2001 and made awards of common shares under the plan on various dates subsequently.

On March 6, 2007, the Plan Committee approved and issued ‘The Global Sources Retention Share Grant Plan’ as a supplementary or subsidiary document to the ECP 2007 Master Plan. Persons eligible to receive grants under the plan are persons who have been the employees and team members for at least five years, who retire ‘in good standing’ (as determined by the Plan Committee), and who would otherwise have their unvested shares (under any applicable equity compensation plans) forfeited upon retirement. The Plan Committee is to determine who amongst eligible persons will be granted awards of common shares. The number of common shares to be awarded to such grantees is calculated according to a formula defined in the plan, and will vest in equal installments over a period of five years after retirement, subject to certain non-compete terms and the grantees remaining ‘in good standing’. There is no other vesting conditions other than the non-compete terms. The plan commenced with effect from March 6, 2007, and will terminate upon the expiration or termination of the ECP 2007 Master Plan, or upon the liquidation of the Company, or upon termination by the Plan Committee, whichever is the earliest to occur. The Plan Committee approved awards of common shares under the plan during 2007 to 2012.

On May 9, 2012, the Company established The Global Sources Retention Share Grant Plan II (amended effective as at May 1, 2012) to issue share awards to former employees and former team members when they resign or retire from their respective employment or consultancy service. Under this plan, the share grants vest over a five-year period on a graded vesting basis, with a percentage of shares vesting each year. The grantee is subject to the non-compete terms stipulated in the plan. There is no vesting conditions other than the non-compete terms. The shares awarded to a grantee can be issued by the Company to the trustee of the 2007 Trust, to be held by the trustee, at any time following the award thereof or can be issued by the Company directly to the grantee, in accordance with the vesting rules. The Company recognizes the intangible asset relating to the non-compete provisions of the awards under the ECP VI, The Global Sources Retention Share Grant Plan and The Global Sources Retention Share Grant Plan II at the fair value on date of grant in accordance with note 2.15(b).

As at December 31, 2016 and December 31, 2015, there was $nil and $4 balance of intangible asset, respectively, associated with the awards under the ECP VI, The Global Sources Retention Share Grant Plan and The Global Sources Retention Share Grant Plan II which is expected to be amortized over the next five years. During the year ended December 31, 2016 the Company recorded $363 (2015: $381 and 2014: $594) amortization of intangible assets associated with the awards under these plans.

51

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

The Company’s non-vested shares as at December 31, 2016 and changes during the year ended December 31, 2015 were as follows:

	ECP V Grant Plan		The Global Sources Share Grant Award Plan		The Global Sources Retention Share Grant Plan and the Global Sources Retention Share Grant Plan II		The Global Sources Directors Share Grant Award Plan
	Number of shares	Weighted average grant date fair value	Number of shares	Weighted average grant date fair value	Number of shares	Weighted average grant date fair value	Number of shares	Weighted average grant date fair value
Non-vested at January 1, 2016	8,800	$4.30	1,280,460	$7.30	233,368	$7.11	82,500	$6.39
Granted	-	$-	330,580	$7.83	165,636	$9.08	38,000	$8.05
Vested	-	$-	(249,732)	$7.90	(53,317)	$6.93	(19,500)	$5.08
Forfeited	-	$-	(165,636)	$7.51	-	$-	-	$-
Non-vested at December 31, 2016	8,800	$4.30	1,195,672	$7.29	345,687	$8.08	101,000	$7.26

Non-vested at January 1, 2015	13,000	$4.97	1,385,875	$7.52	147,767	$7.17	84,000	$7.57
Granted	-	$-	337,267	$5.56	151,706	$7.21	21,000	$5.44
Vested	(4,200)	$6.38	(290,976)	$6.38	(61,622)	$7.42	(22,500)	$9.91
Forfeited	-	$-	(151,706)	$7.25	(4,483)	$8.16	-	$-
Non-vested at December 31, 2015	8,800	$4.30	1,280,460	$7.30	233,368	$7.11	82,500	$6.39

52

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

The total fair value of shares vested during the years ended December 31, 2016 and 2015 were as follows:

Year ended December 31,	ECP V Grant Plan	The Global Sources Share Grant Award Plan	The Global Sources Retention Share Grant Plan and the Global Sources Retention Share Grant Plan II	The Global Sources Directors Share Grant Award Plan	Total

2016	$-	$1,948	$431	$152	$2,531
2015	$30	$1,851	$431	$144	$2,456

During the years ended December 31, 2016 and 2015, there were no shares vested under ECP VI and ECP VII Grant Plans.

Non-cash compensation expenses associated with the employee and team member Equity Compensation Plans and Global Sources Directors Share Grant Award Plan included under various categories of operating expenses are as follows: sales: $279 (2015: $418; 2014: $409), community and content: $62 (2015: $88; 2014: $16), general and administrative $1,360 (2015: $1,418; 2014: $1,215), and information and technology: $204 (2015: $225; 2014: $217).

53

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

22.	Other reserves

	Accumulated other comprehensive income
	Fair value reserve	Currency translation reserve	Capital reserve	Total

At January 1, 2016	$-	$1,187	$156,375	$157,562
Fair value gains	127	-	-	127
Reclassification to income statement on disposal of available-for-sale financial asset	(93)	-	-	(93)
Currency translation differences	-	(6,867)	-	(6,867)
Less: Share of non-controlling interests	-	303	-	303
Non-cash compensation	-	-	1,905	1,905
Capitalization of intangible assets relating to share grants for non-compete agreements, net (note 13)	-	-	359	359
Reclassification arising from change in functional currency of subsidiary	-	(112)	-	(112)
Issuance of shares	-	-	(3)	(3)
At December 31, 2016	$34	$(5,489)	$158,636	$153,181

At January 1, 2015	$84	$7,097	$154,061	$161,242
Fair value gains	146	-	-	146
Fair value gains – discontinued operations	19	-	-	19
Reclassification to income statement on disposal of available-for-sale financial asset	(188)	-	-	(188)
Reclassification to income statement on disposal of available-for-sale financial asset – discontinued operations	(157)	-	-	(157)
Currency translation differences	-	(6,150)	-	(6,150)
Currency translation differences – discontinued operations	-	(209)	-	(209)
Less: Share of non-controlling interests	18	306	-	324
Less: Share of non-controlling interests – discontinued operations	78	143	-	221
Non-cash compensation	-	-	2,149	2,149
Capitalization of intangible assets relating to share grants for non-compete agreements, net (note 13)	-	-	169	169
Issuance of shares	-	-	(4)	(4)
At December 31, 2015	$-	$1,187	$156,375	$157,562

Capital reserve mainly relates to share premium (note 20) and accumulation of non-cash compensation expenses.

54

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

23.	Deferred income and customer prepayments

	December 31, 2016	December 31, 2015

Non-current portion:
Exhibitions	$3,255	$2,425
Advertising	785	492
	$4,040	$2,917

Current portion:
Exhibitions	$45,861	$42,158
Advertising, subscription and others	31,589	33,107
	$77,450	$75,265

24.	Accrued liabilities

	December 31, 2016	December 31, 2015

Salaries, wages and commissions	$3,575	$1,310
Retirement contribution accruals	708	769
Liabilities for incentive plan	1,767	1,870
Printing, paper and bulk mailing costs	7	100
Sales commissions and fees to third parties	1,096	1,698
Business taxes	3,078	3,636
Barter payables	1,104	2,245
Others	3,582	3,555
	$14,917	$15,183

25.	Commitments

(a)	Capital commitment

Capital expenditure contracted for at the end of the reporting period but not yet incurred is as follows:

	2016	2015

Purchase of property and equipment	$286	$46
Total	$286	$46

(b)	Operating lease commitments - group company as lessee

The Group leases office facilities and exhibition venues under cancellable and non-cancellable operating leases generally with an option to renew upon expiry of the lease term.

In 2012, 2014, 2015 and again in 2016, the Group entered into venue license agreements for future exhibition events from 2015 to 2020 amounting to a gross value of approximately $76,666. All the above agreements are cancellable under force majeure or other specified conditions, or upon notice and payment of cancellation

55

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

charges to the other party. The amounts paid will be expensed when the related events are held. As at December 31, 2016, the Group paid approximately, in aggregate, $30,778 for the above agreements.

The future aggregate minimum lease rental payments under non-cancellable operating leases for office premises are as follows:

	2016	2015

No later than 1 year	$620	$440
Later than 1 year and no later than 5 years	730	301
Total	$1,350	$741

(c)	Operating lease commitments - group company as lessor

The Group leases out office premises to non-related companies under non-cancellable operating leases. The future aggregate lease payments receivable under non-cancellable operating leases for office premises are as follows:

	2016	2015

No later than 1 year	$3,506	$5,406
Later than 1 year and no later than 5 years	3,071	5,724
Total	$6,577	$11,130

26.	Contingencies

From time to time the Group is involved in litigation in the normal course of business. While the results of such litigation and claims cannot be predicted with certainty, the Group is of the view that the probability is remote that the outcome of the outstanding litigation and the claims will individually, and in aggregate, have a material adverse effect on the Group’s consolidated financial position, results of operation and cash flows.

27.	Related party transactions

There were no material related party transactions during the year 2016, 2015 and 2014, except for the compensation paid or payable to key management for employee services is shown below:

	2016	2015	2014

Wages, salaries, bonus, fees and other short-term benefits	$2,962	$2,471	$2,362
Non-cash compensation expenses	921	851	1,267
Total	$3,883	$3,322	$3,629

56

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

28.	Discontinued Operations

On June 5, 2015, the Group entered into a sale and purchase agreement to sell its 60.1 percent interest in its subsidiary eMedia Asia Limited to the minority shareholder of the subsidiary, for $12,033 in cash consideration. The subsidiary’s business includes the China International Optoelectronic Expo exhibition and print and online publications serving Asia's electronics engineering community. The transaction was completed on June 30, 2015 and is reported in 2015 as discontinued operations. In 2015, the Group recorded a pre-tax profit on sale of subsidiary of $6,382 and a tax provision of $361, resulting in a profit after tax of $6,021, in connection with this transaction. Financial information relating to the discontinued operations for the period to the date of disposal in 2015 is set out below.

The financial performance and cash flow information presented are for the six months ended 30 June 2015 (2015 column) and the year ended 31 December 2014.

	2016	2015	2014

Revenue	$-	$4,776	$18,930
Operating Expenses	-	5,443	16,217
Profit/(loss) from operations	-	(667)	2,713
Interest income	-	36	91
Gain on sale of available-for-sale securities	-	157	-
Profit/(loss) before income taxes	-	(474)	2,804
Income tax credit/(expense)	-	82	(822)
Profit/(loss) after income taxes of discontinued operations	-	(392)	1,982
Profit on sale of subsidiary after income taxes	-	6,021	-
Profit from discontinued operations	-	5,629	1,982

Currency translation differences arising from consolidation	-	*	(78)
Reclassification to income statement of currency translation differences on disposal of subsidiary	-	(209)	-
Fair value gains on available-for-sale securities	-	19	64
Reclassification to income statement on disposal of available- for- sale financial asset	-	(157)	-
Other comprehensive (loss)/income from discontinued operations	-	(347)	(14)

Net cash inflow from operating activities	-	1,892	2,806
Net cash inflow from investing activities (2015 includes net cash outflow of $9 on the sale of subsidiary)	-	1,406	68
Net cash outflow from financing activities	-	(538)	(1,988)
Net increase in cash generated by the subsidiary	$-	$2,760	$886

*	Less than $1.

57

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	2016	2015	2014

Cash consideration received	$-	$11,672	$-
Cash consideration receivable	-	361	-
Total disposal consideration	-	12,033	-

Cash consideration received	-	11,672	-
Cash and cash equivalents in subsidiary sold	-	(11,681)	-
Net cash flow on sale of subsidiary	$-	$(9)	$-

29.	Recent accounting pronouncements

New standards, amendments and interpretations issued that are effective for future financial periods:

•	IFRS 15, ‘Revenue from contracts with customers’ deals with revenue recognition and establishes principles for reporting useful information to users of financial statements about the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. Revenue is recognized when a customer obtains control of a goods or service and thus has the ability to direct the use and obtain the benefits from the goods or service. The standard replaces IAS 18 ‘Revenue’ and IAS 11 ‘Construction contracts’ and related interpretations. The standard is effective for annual periods beginning on or after 1 January 2018 and earlier application is permitted. The adoption of IFRS 15 could impact allocation of revenue from customer contracts among various revenue streams arising from multiple element arrangements. The Group is currently assessing the impact of the adoption of IFRS 15 on its financial statements and the related disclosures and plans to apply the modified retrospective treatment upon adoption of the standard on January 1, 2018.

•	IFRS 9, ‘Financial instruments’, addresses the classification, measurement and recognition of financial assets and financial liabilities. The complete version of IFRS 9 was issued in July 2014. It replaces the guidance in IAS 39 that relates to the classification and measurement of financial instruments. IFRS 9 retains but simplifies the mixed measurement model and establishes three primary measurement categories for financial assets: amortized cost, fair value through OCI and fair value through P&L. The basis of classification depends on the entity’s business model and the contractual cash flow characteristics of the financial asset. Investments in equity instruments are required to be measured at fair value through profit or loss with the irrevocable option at inception to present changes in fair value in OCI not recycling. There is now a new expected credit losses model that replaces the incurred loss impairment model used in IAS 39. For financial liabilities there were no changes to classification and measurement except for the recognition of changes in own credit risk in other comprehensive income, for liabilities designated at fair value through profit or loss. IFRS 9 relaxes the requirements for hedge effectiveness by replacing the bright line hedge effectiveness tests. It requires an economic relationship between the hedged item and hedging instrument and for the ‘hedged ratio’ to be the same as the one management actually use for risk management purposes. Contemporaneous documentation is still required but is different to that currently prepared under IAS 39. The standard is effective for accounting periods beginning on or after 1 January 2018. Early adoption is permitted. The Group is currently assessing the impact of the adoption of IFRS 9 on its financial statements.

•	IFRS 16, ‘Leases’ replaces IAS 17 ‘Leases’, and fundamentally changes the accounting for lease transactions. Additional disclosures will also be required. For lessees of operating leases, lease assets and lease liabilities are required to be recognized in the balance sheet. Depreciation of lease assets and interest on lease liabilities are required to be recognized in the income statement over the lease term. For lessees of finance leases, only amounts expected to be payable under residual value

58

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

guarantees should be recognized. For lessors, the accounting is substantially the same. The standard is effective for annual periods beginning on or after 1 January 2019. The Group is currently assessing the impact of the adoption of IFRS 16 on its financial statements.

There are no other IFRSs or IFRIC interpretations that are not yet effective that would be expected to have a material impact on the Group.

59

REPORT OF MANAGEMENT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Evaluation of Disclosure Controls and Procedures

As required by Rules 13a-15(e) and 15d-15(e) under the Exchange Act, management, with the participation of our Executive Chairman and Chief Financial Officer, has evaluated the effectiveness of our disclosure controls and procedures as of the end of the period covered by this report. Disclosure controls and procedures refer to controls and other procedures designed to ensure that information required to be disclosed in the reports we file or submit under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in our reports that we file or submit under the Securities Exchange Act of 1934 is accumulated and communicated to management, including our Executive Chairman and Chief Financial Officer, as appropriate to allow timely decisions regarding our required disclosure.

Based on the foregoing, our Executive Chairman and Chief Financial Officer have concluded that, as of December 31, 2016, the end of the period covered by this report, our disclosure controls and procedures were effective.

Report of Management on Internal Control over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting as such term is defined in Rule 13a-15(f) under the Exchange Act.

Internal control over financial reporting refers to a process designed by, or under the supervision of, our Executive Chairman and Chief Financial Officer and effected by our Board of Directors, Management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

-	pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of our assets;
-	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of our management and members of our board of directors; and
-	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of our assets that could have a material effect on our financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management evaluated the effectiveness of our internal control over financial reporting as of December 31, 2016 using the 2013 framework set forth in the report of the Treadway Commission’s Committee of Sponsoring Organizations (‘COSO’), ‘Internal Control - Integrated Framework.’

Based on the foregoing, management has concluded that our internal control over financial reporting was effective as of December 31, 2016. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, has issued an audit report on our internal control over financial reporting, which is included herein.

Changes to Internal Controls

Management has evaluated, with the participation of our Executive Chairman and Chief Financial Officer, whether any changes in our internal control over financial reporting that occurred during our last fiscal year have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting. Based on the evaluation we conducted, management has concluded that no such changes have occurred.

60

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